EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OQTON, INC.,

3D SYSTEMS CORPORATION,

3DS MERGER SUB 1, INC.,

3DS MERGER SUB 2, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
in its capacity as the STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF SEPTEMBER 8, 2021

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Table of Contents

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Table of Contents

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Balance Sheet Rules
Exhibit C	Current Assets and Current Liabilities
Exhibit D	R&W Insurance Policy
Exhibit E	Form of Optionholder Cancellation Agreement
Exhibit F	Form of Phantom Equity Termination Agreement
Exhibit G	Form of Stockholder Letter of Transmittal
Exhibit H	Form of Indemnity Support Agreement
Exhibit I	Form of Restrictive Covenant Agreement
Exhibit J	Form of Accredited Investor and Lock-Up Acknowledgement Agreement
Exhibit K	Form of FIRPTA Notification Letter and FIRPTA Certification

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 8, 2021, by and among Oqton, Inc., a Delaware corporation (the “Company”), 3D Systems Corporation, a Delaware corporation (“Parent”), 3DS Merger Sub 1, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub I”), 3DS Merger Sub 1, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub II”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Stockholders’ Representative”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I will be merged with and into the Company with the Company as the surviving entity in such merger (“Merger I”), in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately after the Effective Time, Parent will cause the Company, as the surviving corporation in Merger I, to merge with and into Merger Sub II, with Merger Sub II as the surviving entity in such merger (“Merger II” and, together with Merger I, the “Mergers”), in accordance with Section 2.2, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, for U.S. federal income tax purposes, it is intended that Merger I and Merger II, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” for purposes of the Code;

WHEREAS, each of the board of directors of the Company, the board of directors of Parent, the board of directors of Merger Sub I and the board of directors of Merger Sub II has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers;

WHEREAS, the board of directors of the Company has recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, stockholders holding shares of Common Stock and Preferred Stock voting on a combined basis equal to ninety-eight percent (98%) of the issued and outstanding Shares have executed a written consent (the “Stockholder Written Consent”), adopting this Agreement in accordance with the DGCL;

WHEREAS, the board of directors of the Parent has recommended that Parent as the sole stockholder of Merger Sub I and Merger Sub II, adopt and approve this Agreement, and the consummation of the Mergers and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub I and Merger Sub II, has adopted and approved this Agreement, and the consummation of the Mergers and the other transactions contemplated hereby on behalf of Merger Sub I and Merger Sub II; and

WHEREAS, at the Closing, the Stockholders’ Representative, Parent and Acquiom Clearinghouse LLC (the “Escrow Agent”) will enter into an escrow agreement in respect of the Escrow Amount (hereinafter defined), substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”);

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article I
DEFINITIONS

Section 1.1               Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any action, claim, charge, complaint, suit, litigation, opposition, interference, investigation, audit, inquiry, arbitration, mediation or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the sum of (a) the Working Capital Overage, if any, or the Working Capital Underage, if any, plus (b) Company Cash, minus (c) the amount of Assumed Indebtedness, minus (d) the Payoff Amounts, minus (e) the amount of the Company Expenses.

“Affiliate” means, with respect to any Person, (a) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (b) any other Person who is a director, manager, officer, partner or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate amount that would be payable to the Company in respect of all outstanding Vested Options had such Vested Options been exercised (for cash) at the Effective Time in accordance with the terms of the applicable Vested Options.

“Aggregate Merger Consideration Value” means (a) $180,000,000, plus (b) the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number) or minus the absolute value of the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a negative number), plus (c) the Aggregate Exercise Price.

“Aggregate Option Payment Amount” means the aggregate amount of the Closing Option Merger Consideration payments payable to all Optionholders as of the Effective Time pursuant to Section 2.5(c).

“Aggregate Share Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the dollar amount equal to 41% of the Aggregate Merger Consideration Value (i.e., the Aggregate Merger Consideration Value multiplied by 0.41) divided by (b) the Parent Stock Price.

“Aggregate Share Consideration Value” means the product of (a) the Per Share Closing Stock Consideration Value and (b) the sum of (i) the total number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any shares of Common Stock that are owned by the Company or any Company Subsidiary as treasury stock) and (ii) the total number of shares of Common Stock that are issuable upon the conversion in full of all shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Ancillary Agreements” means, collectively, the agreements and documents set forth on Schedule 1.1(a).

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and foreign investment laws (including, as applicable, the Measures for Security Review of Foreign Investment and the Foreign Investment Law of the PRC and the Investment Screening Act of Denmark).

“Assumed Indebtedness” means all Indebtedness of the Company and each Company Subsidiary existing as of immediately prior to the Closing that is not being repaid at the Closing pursuant to Section 2.9(a)(iv).

“Audited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Balance Sheet Rules” means GAAP and the rules set forth on Exhibit B attached hereto; provided, that in the event of any conflict between GAAP and the rules set forth on Exhibit B, the rules set forth on Exhibit B shall apply.

“Base Amount” means $823,000.

“Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) whether or not subject to ERISA; (b) each deferred compensation, stock purchase, stock option, or other equity-based arrangement, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive, commission, supplemental income, vacation or other paid time off, deferred compensation, profit sharing, pension, retirement, welfare plan, agreement, program, policy or other arrangement, and all other employee benefit plans, agreements and arrangements not described in (a) above; and (c) any plans or arrangements providing compensation to employees, non-employee directors, former employees, officers or directors (or their spouses, dependents, or beneficiaries) not described in (a) or (b) above.

“Bulletin 7” shall mean Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No.7) issued by the State Administration of Taxation of the People’s Republic of China (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告), effective as of 3 February 2015 (including subsequent amending provisions, if any).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, including any rules or regulations promulgated thereunder, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Cash-Out Sellers” means the Sellers set forth on Schedule 1.1(b), which may be updated by mutual agreement of Parent and the Company prior to the Closing.

“Cash-Out Shares” means the Shares beneficially held by the Cash-Out Sellers immediately prior to the Effective Time and as set forth on Schedule 1.1(b).

“Closing Option Merger Consideration” means an amount in cash equal to (a) the product of (i) the Per Option Share Closing Consideration Value, multiplied by (ii) the aggregate number of Company Securities issuable in respect of such Option, minus (b) the aggregate exercise price that would be payable to the Company in respect of such Option had such Option been exercised in full immediately prior to the Effective Time, in each case, in accordance with the terms of the applicable Option.

“Closing Payment” means (a) $180,000,000, (b) plus the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number) or minus the absolute value of the Estimated Adjustment Amount if the Estimated Adjustment Amount is a negative number), (c) minus the Escrow Amount, (d) minus the Stockholders’ Representative Reserve Amount, (e) minus the Aggregate Option Payment Amount, (f) minus the Aggregate Share Consideration Value.

“Closing Working Capital” means the Working Capital as of the Calculation Time.

“Closing Unpaid Tax” means the Taxes that are actually included in the determination of the Assumed Indebtedness pursuant to clauses (f) and (k) of the definition of Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, $0.00001 par value per share.

“Company Cash” means all cash and cash equivalents of the Company and its Subsidiaries (including short term deposits, marketable securities and all deposited but uncleared checks, and bank deposits, but excluding restricted cash, all outstanding checks, cash posted by counterparties and the amount of any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer) as of the Calculation Time, determined in accordance with the Balance Sheet Rules; provided, that Company Cash shall be reduced by the amount of Company Cash that is used by the Company after the Calculation Time (but prior to the Closing) for distributions to Company stockholders, any payments to any Affiliates of the Company or any payments of Company Expenses or Company Indebtedness.

“Company Expenses” means (a) all costs, fees and expenses of the Company and the Company Subsidiaries that remain unpaid as of immediately prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including legal, accounting, investment banking, advisory and other costs, fees and expenses, in each case, whether incurred or arising prior to or at the Closing, (b) all fees and expenses payable by the Company or any Company Subsidiaries pursuant to management, advisory or consulting arrangements with any Seller or Affiliate of the Company, (c) all fees and expenses of the Stockholders’ Representative (as of the Closing) and the Payments Administrator, (d) all premiums and other costs associated with the purchase of the D&O insurance “tail” policy pursuant to Section 6.5, (e) all Transfer Taxes, if any, arising from the transactions contemplated hereby, (f) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation that may be then payable or thereafter become payable to any Person solely to the extent resulting from the consummation of the transactions contemplated hereby, (g) 50% of all premiums, taxes, commissions, fees, and other payments payable to the R&W Insurer and Marsh related to the R&W Insurance Policy, (h) 50% all fees and expenses of the Escrow Agent, (i) all payments to Phantom Equity Holders pursuant to, arising from or related to the Phantom Equity Termination Agreement, and (j) all Transaction Payroll Taxes (in each of the foregoing clauses (a) through (j), excluding any amount taken into account in the determination of Closing Working Capital or Assumed Indebtedness or Payoff Amounts).

“Company Fundamental Representations” means the representations and warranties of the Company contained in the first three sentences of Section 4.1 (Organization and Qualification), Section 4.2(a) through (d) (Capitalization of the Company), Section 4.3(a) through (c) (Subsidiaries), Section 4.4 (Authority; Binding Obligation), Section 4.5(a) or (c) (No Defaults or Conflicts), Section 4.12 (Taxes), Section 4.25 (Brokers), and Section 4.26 (Stockholder Vote Required).

“Company Intellectual Property” means Intellectual Property used by the Company and any Company Subsidiary in the Business, including the Company Owned Intellectual Property.

“Company Plan” means a Benefit Plan that the Company or any ERISA Affiliate sponsors, maintains or contributes to, or provides compensation or benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, in each case for the benefit of the Company’s or a Company Subsidiary’s current or former employees and non-employee directors in the United States, or with respect to which the Company or any ERISA Affiliate has any liability (contingent or otherwise) in respect of payments to or benefits for the Company’s or a Company Subsidiary’s employees or former employees, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or a Company Subsidiary (or their spouses, dependents, or beneficiaries), including plans or arrangements providing compensation to employee and non-employee directors of the Company or a Company Subsidiary, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or a Company Subsidiary (or their spouses, dependents, or beneficiaries), or any such plan under which the Company or any Company Subsidiary has any liability; provided, however, that the term “Company Plan” shall not include any employee benefit plan, program or arrangement that is mandated or maintained by any Governmental Authority and to which the Company or any Company Subsidiary contributes or is required to contribute pursuant to applicable Law.

“Company Securities” means, collectively, the Shares and the Vested Options.

“Consideration Shares” means the shares of Parent Stock issued as Share Merger Consideration pursuant to this Agreement.

“Contingent Merger Consideration” means the amounts that may become payable to Sellers pursuant to Section 2.10(d), Section 8.9 or Section 11.17.

“Contingent Option Merger Consideration” means a portion of any Contingent Merger Consideration which may become payable in respect of the Company Securities issuable pursuant to such Vested Option as determined pursuant to the terms hereof.

“Contracts” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense or other legally enforceable promise, whether written or oral, to which or by which such Person is a party that is in effect.

“Covered Period” means the period from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Current Assets” means, as of any date, the consolidated current assets of the Company and each Company Subsidiary, which current assets shall include only the line items set forth on Exhibit C, attached hereto under the heading “Current Assets” and no other assets, determined in accordance with the Balance Sheet Rules and, for the avoidance of doubt, excluding Company Cash and any and all Tax assets.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and each Company Subsidiary, which current liabilities shall include only the line items set forth on Exhibit C, attached hereto under the heading “Current Liabilities” and no other liabilities, determined in accordance with the Balance Sheet Rules and, for the avoidance of doubt, excluding any Indebtedness, Company Expenses and all Tax liabilities.

“Encumbrance” means any lien, encumbrance, mortgage, right of usufruct, option right, right of retention, right of first refusal or preemption, deed of trust, deed to secure debt, pledge, charge, security interest, conditional sale or assignment in security and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment and surface and subsurface strata.

“Environmental Claims” means any written claims, notices of noncompliance or violation or legal proceedings alleging liability arising under any Environmental Law.

“Environmental Laws” means any applicable Law relating to pollution or protection of the Environment, safety or human health, including any Law relating to (i) the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance or (ii) exposure or threatened exposure to any Hazardous Substance.

“Equitable Exceptions” means, collectively, (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Amount” means the Indemnity Escrow Amount and the Working Capital Escrow Amount.

“Financial Statements” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company and its Subsidiaries for each fiscal year of the Company ended December 31, 2019 and December 31, 2020, together with the notes thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “Interim Balance Sheet” and such date, the “Interim Balance Sheet Date”) and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company and its Subsidiaries for the six (6) months ended June 30, 2021 (collectively, the “Unaudited Financial Statements”).

“Fraud” means, with respect to any party hereto, actual common law fraud under Delaware Law with respect to the making by such party of the representations and warranties of such party in Article IV or Article V (as applicable) or in any certificates delivered by such party at or pursuant to the Closing (and Fraud does not mean constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).

“Fully Diluted Common Number” means, without duplication, the sum of (a) the total number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any shares of Common Stock that are owned by the Company or any Company Subsidiary as treasury stock), (b) the total number of shares of Common Stock that are issuable upon the conversion in full of all shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, and (c) the total number of share of Common Stock that are issuable upon the exercise in full of the Vested Options immediately prior to the Effective Time.

“Fundamental Representations” means the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, consistently applied, at the time of the preparation of the subject financial statement.

“Governmental Authority” means: (a) any federal, state, provincial, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, municipality, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any organization of multiple nations; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing.

“Hazardous Substance” means any substance defined by or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., any state or local analogs thereof, and any rules or regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (without duplication): (a) any indebtedness or other obligation of the Company or its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including any related party notes; (b) any indebtedness of the Company or its Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument; (c) any net liabilities of the Company or its Subsidiaries with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liability of the Company or its Subsidiaries in respect of a capitalized lease as determined in accordance with GAAP; (e) any liability of the Company arising out of any unpaid bonuses or any unpaid severance obligations and the employer’s share of any employment or payroll Taxes with respect thereto; (f) all unpaid Pre-Closing Taxes, including any Taxes deferred pursuant to the CARES Act; (g) all Liabilities in respect of “earn-out” or contingent payment obligations and other obligations (including any seller notes) for the deferred purchase price of property, goods or services or any unpaid transaction fees and expenses in respect of any such transaction; (h) letters of credit and bankers’ acceptances to the extent drawn; (i) all long term deferred revenue; (j) any stimulus packages, government assistance or other benefits received (such as, but not limited to, loans, benefits, rights or amounts) pursuant to the CARES Act or any other Law; (k) all liabilities or obligations under any deferred compensation or phantom stock, equity appreciation or similar arrangement and the employer’s share of any employment or payroll Taxes with respect thereto; (l) any unpaid management or advisory fees; (m) any indebtedness (including the types specified in (a) through (l) of this definition) that the Company or its Subsidiaries guarantees or with respect to which the Company or its Subsidiaries otherwise assures a creditor against loss (which, for the avoidance of doubt, does not include contingent reimbursement obligations in respect of letters of credit issued on behalf of the Company or its Subsidiaries with respect to the Company’s or a Subsidiary’s purchase of supplies and equipment in the ordinary course of business); (n) any accrued interest, premiums, penalties (including prepayment penalties) and other obligations relating to the foregoing; and (o) any matter set forth on Schedule 1.1(c). Notwithstanding the foregoing or any other provision herein to the contrary, all amounts included in clause (f) hereof shall be determined as of 11:59 p.m. Eastern Time on the Closing Date.

“Independent Accountant” means Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Stockholders’ Representative and Parent in writing; provided, that if the Stockholders’ Representative and Parent do not appoint an Independent Accountant within ten (10) Business Days after either Parent or the Stockholders’ Representative gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the “Independent Accountant” a partner of a nationally recognized independent public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on all parties.

“Intellectual Property” means any and all of the following, as they exist throughout the world and under any international treaties or conventions: (a) patents and patent applications (collectively, “Patents”); trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, URLs and Internet domain names, and all goodwill associated therewith and all registrations and registration applications therefor (collectively, “Marks”); (c) copyrights in both published and unpublished works, and registrations and registration applications therefor (collectively, “Copyrights”); (d) rights in industrial designs, and to the extent protectable under applicable Law, inventions, proprietary know-how, confidential or proprietary business information, business methods and trade secrets, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”); and (e) any and all other intellectual property rights and/or proprietary rights.

“Indemnifying Sellers” means the Sellers set forth on Schedule 1.1(d) that have executed and delivered an Indemnity Support Agreement.

“Indemnity Escrow Amount” means $900,000.

“Interim Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(e), after reasonable and due investigation and inquiry.

“Law(s)” means any law, statute, act, standard, constitution, administrative requirement, regulation, code, ordinance, rule or other requirement of any Governmental Authority and any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority (including, any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Liability” or “liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Loss” means any (i) loss, Liability, Tax, deficiency, cost, penalty, fine, judgment, deficiency, damage (including consequential, indirect, punitive or exemplary damages solely to the extent actually paid to a third party), claim or injury or (ii) incurred expense (including reasonable documented legal expenses and costs, consultants’ fees and expenses).

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that has, or would be reasonably likely to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) national, international or regional economic, social or financial conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any actual or threatened military or terrorist attack or any “act of God” including weather, natural disasters, earthquakes, epidemics, pandemics or disease outbreaks (including the novel corona virus (and any resulting COVID-19 or related sickness)) or any response by any Governmental Authority thereto; (b) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index or any change in currency exchange rates); (c) changes affecting generally the industries or markets in which the Company operates; (d) the announcement of the transactions contemplated by this Agreement or any other action required by this Agreement and any Ancillary Agreements; (e) any changes in applicable Laws or accounting rules or principles, including changes in GAAP; and/or (f) the failure by the Company and its Subsidiaries, taken as a whole, or the Company or any Subsidiary thereof, individually, to meet internal or third party projections or forecasts or any revenue or earning projections for any period (but not any of the underlying circumstances causing such failure); unless and except to the extent, in the case of the foregoing clauses (a), (b), (c) and (e), such circumstance, change, effect, event, occurrence, state of facts or development adversely affects the Company and its Subsidiaries taken as a whole in a disproportionate manner relative to other Persons that operate in the same or similar lines of business as the Company and its Subsidiaries (in which case such circumstance, change, effect, event, occurrence, state of facts or development will be taken into account in determining whether there has been a Material Adverse Effect to the extent of such disproportionate adverse effect).

“Merger Consideration” means the Share Merger Consideration, the Cash-Out Share Merger Consideration, or the Option Merger Consideration, as applicable.

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Option Merger Consideration” means Closing Option Merger Consideration together with Contingent Option Merger Consideration.

“Optionholder” means a Person who is a holder of an Option.

“Options” means options to acquire shares of Common Stock granted under the Oqton, Inc. 2017 Equity Incentive Plan.

“Parent Fundamental Representations” means the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.1 (Organization), Section 5.2 (Authority; Binding Obligation), Section 5.3 (No Defaults or Conflicts), Section 5.5 (Brokers) and Section 5.7 (Cash Resources).

“Parent Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” means $29.35, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the thirty (30) consecutive trading days ending on and including the second trading day immediately preceding the date on which this Agreement is executed. The Parties acknowledge and agree that the foregoing method to calculate the Parent Stock Price is intended to qualify as a "Safe Harbor Valuation Method" under Revenue Procedure 2018-12, I.R.B. 2018-6.

“Payments Administrator” has the meaning set forth in Section 2.6(a).

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (b) Encumbrances (including Encumbrances for Taxes) being contested in good faith by appropriate proceedings by or on behalf of the Company or any of its Subsidiaries and for which adequate reserves have been established in accordance with GAAP; (c) inchoate mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business; (d) Encumbrances that are (i) encumbrances, easements, quasi easements, licenses, covenants, rights of way, utility agreements, restrictions, encroachments and other real property Encumbrances, (ii) conditions that may be shown by a current ATLA/ACSM survey of the Real Property with all Table A requirements shown thereon or (iii) zoning, building, land use and other similar restrictions, that in any case described in this clause (d) do not materially impair the current use or occupancy of the Real Property; (e) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; and (f) Encumbrances on goods in transit incurred pursuant to documentary letters of credit.

“Per Option Share Closing Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value minus (b) the Per Share Escrow Contribution, minus (c) the Per Share Reserve Fund Contribution.

“Per Share Aggregate Consideration Value” means an amount equal to the quotient of (a) the Aggregate Merger Consideration Value, divided by (b) the Fully Diluted Common Number.

“Per Share Closing Cash Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value, minus (b) the Per Share Closing Stock Consideration Value, minus (c) the Per Share Escrow Contribution, minus (d) the Per Share Reserve Fund Contribution.

“Per Share Closing Stock Consideration Value” means an amount equal to (a) the Per Share Consideration Shares, multiplied by (b) the Parent Stock Price.

“Per Share Consideration Shares” means a number of shares of Parent Stock equal to the quotient of (a) the Aggregate Share Consideration, divided by (b) the sum of (i) the total number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cash-Out Shares and excluding any shares of Common Stock that are owned by the Company or any Company Subsidiary as treasury stock), and (ii) the total number of shares of Common Stock that are issuable upon the conversion in full of all shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Per Share Escrow Contribution” means an amount equal to the quotient of (a) the Escrow Amount, divided by (b) the Fully Diluted Common Number.

“Per Share Reserve Fund Contribution” means an amount equal to the quotient of (a) the Stockholders’ Representative Reserve Amount divided by (b) the Fully Diluted Common Number.

“Per Option Share Closing Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value minus (b) the Per Share Escrow Contribution, minus (c) the Per Share Reserve Fund Contribution.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Phantom Equity Units” means the incentive units granted under the Oqton, Inc. 2021 Incentive Plan.

“Phantom Equity Holder” means a Person who is a holder of a Phantom Equity Unit.

“Phantom Equity Termination Agreement” means the Phantom Incentive Plan Termination Agreement in the form attached hereto as Exhibit F.

“PPP Loan” means the loan made to the Company pursuant to that certain loan, dated April 20, 2020 in the amount of $239,100 by and between the Company and First Republic Bank, which was fully forgiven in accordance with applicable Law on July 14, 2021.

“PRC” means the People’s Republic of China, for the purpose of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Pre-Closing Taxes” means (a) any and all Taxes imposed on or payable by the Company or any Company Subsidiary, or any of their respective assets or operations for a Pre-Closing Tax Period, including, without limitation, any Taxes attributable to a Pre-Closing Tax Period that the Company or any Company Subsidiary has elected to defer pursuant to the CARES Act, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any the Company or any Company Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law which are imposed on any the Company or any Company Subsidiary, (c) any and all Taxes of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract, or pursuant to any applicable Laws, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, (d) any and all Taxes of the Sellers, (e) any and all Transaction Payroll Taxes, and (f) any and all Transfer Taxes for which Sellers are responsible pursuant to Section 7.4.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preferred Stock” means the Series A-1 Preferred Stock of the Company, $0.00001 par value per share and the Series A-2 Preferred Stock of the Company, $0.00001 par value per share.

“Pro Rata Percentage” means, with respect to each Seller, the percentage identified as such Seller’s Pro Rata Percentage on the Allocation Schedule.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued or to be issued to Parent with respect to this Agreement in the form delivered to the Company prior to the execution of this Agreement and attached hereto as Exhibit D.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Schedules” means the disclosure schedules prepared by the Company and delivered to Parent on the date hereof and “Schedule” means a specific section of the Schedules corresponding to a representation, warranty or covenant in this Agreement.

“Securities Act” means the Securities Act of 1933.

“Seller” means the registered holder of a Company Security as of immediately prior to the Effective Time.

“Stockholder” means the registered holder of a Share as of immediately prior to the Effective Time.

“Stockholders’ Representative Reserve Amount” means $300,000.

“Shares” means, collectively, each share of Common Stock and share of Preferred Stock, and “Share” shall mean any one of such shares. For the avoidance of doubt, the term “Shares” does not include any shares of Common Stock issuable on account of a Vested Option.

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means: (a) any and all federal, state, provincial, county, local, municipal, foreign and any other taxes, fees, levies, customs, assessments, duties or charges of any kind whatsoever, including all income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, alternative minimum, add-on minimum, occupation, registration, recapture, customs, net worth, capital gains, capital stock, environmental, employment, payroll, FICA, FUTA, social security, unemployment, disability, withholding, stamp, excise, real property, personal property, intangible property, healthcare or healthcare insurance, occupation, and other taxes and including any obligations under any applicable escheat or unclaimed property Laws and any goods and services tax or harmonized sales tax, in each instance whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (b) any Liability for the payment of any amounts of the type described in the foregoing clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

“Tax Returns” means any report, document, declaration, election, return, information return, claim for refund, election, disclosure, statement, or other information, filing or similar item, including any schedule, supplement or attachment thereto and including any amendment thereof, required to be supplied to a Governmental Authority in connection with Taxes (including, without limitation, information returns, and any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, document, declaration, election, return, information return, claim for refund, election, disclosure, statement, or other information, filing or similar item).

“Taxing Authority” means any Governmental Authority responsible for the determination, assessment, imposition, collection, administration or enforcement of any Tax.

“Transaction Payroll Taxes” means the employer’s share of any employment or payroll Taxes with respect to any severance, change of control payments, stay bonuses, retention bonuses, or transaction bonuses due or arising as a result of the transactions contemplated hereby and any other compensatory payments (including payments made in respect of the Options) made in connection with the transactions contemplated hereby, including any such Taxes deferred pursuant to the CARES Act; provided that such amount shall not include any amount included in the calculation of Indebtedness.

“Transfer Agent” means Computershare Limited.

“Unaudited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Working Capital” means, as of the Calculation Time, all Current Assets minus all Current Liabilities without taking into account the effect of the transactions contemplated by this Agreement.

“Working Capital Escrow Amount” means $411,500.

“Working Capital Overage” means, when (and only when) the Closing Working Capital is greater than the Base Amount, the amount by which the Closing Working Capital is greater than the Base Amount, which shall be expressed as a positive number for purposes of calculating the Adjustment Amount.

“Working Capital Underage” means, when (and only when) the Closing Working Capital is less than the Base Amount, the amount by which the Closing Working Capital is less than the Base Amount, which shall be expressed as a negative number for purposes of calculating the Adjustment Amount.

Section 1.2               Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
1933 Act	6.8(b)(i)
Accounting Fees	2.10(b)
Affidavit of Lost Certificate	2.6(f)
Agreement	Preamble
Allocation Schedule	2.8(a)
Bulletin 7 First Draft	7.8(b)
Bulletin 7 Reporting Materials	7.8(b)
Bulletin 7 Tax Filing	7.8(a)
Cash-Out Share Merger Consideration	2.5(g)
Certificate of Merger	2.4
Certificate of Merger I	2.4
Certificate of Merger II	2.4
Certificated Security Instrument	2.6(b)(i)
Certificates	2.6(b)(i)
Claim Notice	8.4(a)
Closing	3.1
Closing Date	3.1
Closing Option Merger Consideration	2.5(c)
COBRA	4.13(d)
Code	Recitals
Company	Preamble
Company Employees	4.14(a)
Company IT Systems	4.8(i)
Company Owned Intellectual Property	4.8(a)
Company Privacy Policies	4.23(b)
Company Product	4.22
Company Subsidiaries	4.3
Company Subsidiary	4.3
Contingent Option Merger Consideration	2.5(c)
Contingent Workers	4.14(b)

Cutoff Date	8.1
Deductible	8.5(a)
DGCL	Recitals
Dissenting Shares	2.7(a)
Dissenting Stockholder	2.7(a)
DOJ	6.1(a)
Effective Time	2.4
Escrow Account	2.9(a)(vi)
Escrow Agent	Recitals
Escrow Agreement	Recitals
Estimated Adjustment Amount	2.8(b)
Excluded Shares	2.5(b)
FCPA	4.27(a)
Final Adjustment Amount	2.10(c)
FTC	6.1(a)
Fundamental Representations Cutoff Date	8.1
General Survival Date	8.1
Indemnified Parties	6.5(a)
Indemnitee	8.4(a)
Indemnitor	8.4(a)
Information Security Reviews	4.23(e)
Leases	4.17(b)
Letter of Transmittal	2.6(b)(i)
Lock-Up Acknowledgement Agreement	2.9(b)(vii)
Lock-Up Period	6.8(a)
Material Contracts	4.10
Material Customers	4.21(a)
Material Suppliers	4.21(b)
McGuireWoods	3.1
Merger	Recitals
Merger I Surviving Corporation	2.1(a)
Merger Sub	Preamble
Notice of Disagreement	2.10(b)
Option Merger Consideration	2.5(c)
Option Cancellation Agreement	2.5(c)
Outside Date	10.1(d)
Parent	Preamble
Parent Adjustment Amount	2.10(d)
Parent Indemnitees	8.2
Parent Plan	6.6(b)
Parent Returns	7.2(b)
Payoff Amounts	2.9(a)(iv)
Payoff Letters	2.8(c)
Permits	4.9(c)

Personal Information	4.23(a)
Privacy Laws	4.23(a)
Privacy Requirements	4.23(b)
R&W Insurer	6.7
Real Property	4.17(b)
Related Party Contracts	4.19
Rev. Proc. 2018-12	2.3
Second Effective Time	2.4
Seller Adjustment Amount	2.10(d)
Seller Indemnitees	8.3
Share Merger Consideration	2.5(b)
Stockholders’ Representative	Preamble
Stockholders’ Representative Reserve Account	2.9(a)(vii)
Statement	2.10(a)
Stockholder Written Consent	Recitals
Submission Date	7.8(a)
Tax Cutoff Date	8.1
Trade Approvals	4.27(b)
Trade Laws	4.27(b)
Transfer Taxes	7.4.
Transfer Tax Returns	7.4
Ultimate Surviving Corporation	2.2(a)
Vested Option	2.5(b)

Section 1.3               Interpretive Provisions. Unless the express context otherwise requires:

(a)                the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                the terms “Dollars” and “$” mean United States Dollars;

(d)                references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)                wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                 references herein to any gender shall include each other gender;

(g)                the word “or” shall not be exclusive;

(h)                references to “written” or “in writing” include in electronic form;

(i)                 references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)                any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l)                 references herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof;

(m)              with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n)                references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(o)                references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(p)                each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP and, unless otherwise specified in this Agreement, all such accounting terms will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP, as consistently applied by the Company and reflected in the Audited Financial Statements and provided that, in the event of a conflict between GAAP and the historical accounting practices of the Company, GAAP will control.

Article II
THE MERGER

Section 2.1               Merger I.

(a)                On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into the Company at the Effective Time. The separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation (the “Merger I Surviving Corporation”). Merger I shall have the effects set forth in this Agreement and specified in the DGCL.

(b)                At the Effective Time, the certificate of incorporation of the Company shall be amended and restated pursuant to Merger I in its entirety as set forth in Certificate of Merger I until thereafter amended in accordance with the provisions thereof and applicable Law. At the Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time and as such shall be the bylaws of the Merger I Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(c)                The directors of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Merger I Surviving Corporation, and the officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Merger I Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Merger I Surviving Corporation’s certificate of incorporation and bylaws and applicable Law.

Section 2.2               Merger II.

(a)                Immediately after the Effective Time, Parent will cause the Merger I Surviving Corporation to merge with and into Merger Sub II, the separate corporate existence of the Merger I Surviving Corporation shall thereupon cease, Merger Sub II shall continue as the surviving entity (the “Ultimate Surviving Corporation”) and all of the rights and obligations of the Merger I Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Ultimate Surviving Corporation. Merger II shall have the effects set forth in this Agreement, the DGCL. As of the Second Effective Time, the certificate of incorporation and the bylaws of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of incorporation and bylaws of the Ultimate Surviving Corporation immediately following Merger II.

(b)                Parent shall take all actions as may be necessary such that (i) the directors of the Merger I Surviving Corporation immediately prior to the Second Effective Time shall be the directors of the Ultimate Surviving Corporation from and after the Second Effective Time and (ii) the officers of the Merger I Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Ultimate Surviving Corporation from and after the Second Effective Time, in the case of clause (i) or (ii), as applicable, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Ultimate Surviving Corporation’s certificate of incorporation and bylaws and applicable Law.

Section 2.3               Certain Tax Methodology. The parties acknowledge and agree that for purposes of determining the value of Parent’s common stock to be received by stockholders of the Company pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the thirty (30) consecutive trading days ending on September 3, 2021; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be NYSE; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent’s common stock by reference to the methodology described in this Section 2.3 is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.4               Effective Time. Concurrently with the Closing, the Company and Merger Sub I shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger I”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect Merger I. Merger I shall become effective at the time Certificate of Merger I shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in Certificate of Merger I (such date and time hereinafter referred to as “Effective Time”). Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time, and as part of an integrated transaction, Merger I Surviving Corporation and Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger (“Certificate of Merger II” and each of which, including the Certificate of Merger I, may be referred to as a “Certificate of Merger”) satisfying the applicable requirements of the DGCL as well as any other filings, recordings or publications required to be made under the DGCL in connection with Merger II. Merger II shall become effective at the time Certificate of Merger II shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in Certificate of Merger II (such date and time hereinafter referred to as the “Second Effective Time”).

Section 2.5               Effect on Capital Stock.

(a)                Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Ultimate Surviving Corporation.

(b)                Each Share issued and outstanding as of immediately prior to the Effective Time (other than issued and outstanding Shares (i) that are Cash-Out Shares, (ii) that are owned by the Company or any Company Subsidiary as treasury stock or (iii) that are Dissenting Shares, with the Shares referred to in the immediately preceding clauses (ii) and (iii) being the “Excluded Shares”, and excluding, for the avoidance of doubt, any Shares issuable pursuant to the exercise of any Option), shall be converted into the right to receive (A) an amount in cash equal to the Per Share Closing Cash Consideration Value, (B) a number of shares of Parent Stock equal to the Per Share Consideration Shares and (C) a portion of any Contingent Merger Consideration which may become payable in respect of such Share as determined pursuant to the terms hereof (clauses (A), (B) and (C), collectively, the “Share Merger Consideration”). All Shares (other than the Cash-Out Shares) shall be cancelled automatically and shall cease to exist as of the Effective Time, and the holders of the certificates which immediately prior to the Effective Time represented those Shares shall cease to have any rights with respect to those Shares, other than the right to receive the Share Merger Consideration (without interest) upon surrender of such certificates (if applicable) in accordance with the terms of, and at such times as specified in, this Agreement. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 2.7.

(c)                Each Option that is outstanding, vested and exercisable as of immediately prior to the Effective Time, or that automatically vests and becomes exercisable in accordance with its terms by virtue of the occurrence of the Effective Time, that was not exercised prior to the Effective Time and which has an exercise price lower than the Per Share Aggregate Consideration Value (each, a “Vested Option”) shall (subject to the execution and delivery of an optionholder cancellation agreement in the form of Exhibit E attached hereto (an “Option Cancellation Agreement”) by the holder of such Vested Option) be converted into the right to receive (i) an amount in cash equal to (A) the product of (I) the Per Option Share Closing Consideration Value, multiplied by (II) the aggregate number of Company Securities issuable in respect of such Vested Option, minus (B) the aggregate exercise price that would be payable to the Company in respect of such Vested Option had such Vested Option been exercised in full immediately prior to the Effective Time, in each case, in accordance with the terms of the applicable Vested Option (the “Closing Option Merger Consideration”) and (ii) a portion of any Contingent Merger Consideration which may become payable in respect of the Company Securities issuable pursuant to such Vested Option as determined pursuant to the terms hereof (the “Contingent Option Merger Consideration”, and together with the Closing Option Merger Consideration, the “Option Merger Consideration”). All Options (Vested Options and otherwise) shall be cancelled automatically and shall cease to exist as of the Effective Time, and the holders thereof shall cease to have any rights with respect to those Options, other than with respect to the Vested Options the right to receive the Option Merger Consideration (without interest) in accordance with the terms of, and at such times as specified in, this Agreement. Parent shall direct the Ultimate Surviving Corporation or applicable Company Subsidiary to, as promptly as practicable in accordance with the payroll procedures of the Ultimate Surviving Corporation or Company Subsidiary, as applicable, after delivery to the Ultimate Surviving Corporation by such Optionholder of all documentation required of such Optionholder pursuant to the terms of this Section 2.5, pay to such Optionholder the amount due to such Optionholder hereunder, which amount is set forth on the Allocation Schedule under the heading “Closing Date Merger Consideration”; provided, that to the extent any Optionholder has not completed, executed and delivered to the Ultimate Surviving Corporation an Option Cancellation Agreement in accordance with this Section 2.5, the portion of any such payment relating to such Vested Options shall be retained by the Ultimate Surviving Corporation until such Optionholder has executed and delivered the applicable Option Cancellation Agreement, at which time Parent shall cause the Ultimate Surviving Corporation or Company Subsidiary, as applicable, to promptly pay to the applicable Optionholder such withheld portion of the Merger Consideration.

(d)                Prior to the Effective Time, the board of directors of the Company shall take all action necessary to effectuate the provisions of Section 2.5(c) above with respect to the Options.

(e)                Each Cash-Out Share issued and outstanding as of immediately prior to the Effective Time (other than issued and outstanding Cash-Out Shares that are Dissenting Shares, and excluding, for the avoidance of doubt, any Shares issuable pursuant to the exercise of any Option), shall be converted into the right to receive an amount in cash equal to (A) the Per Share Aggregate Consideration Value minus the Per Share Escrow Contribution minus the Per Share Reserve Fund Contribution, and (B) a portion of any Contingent Merger Consideration which may become payable in respect of such Cash-Out Share as determined pursuant to the terms hereof (clauses (A) and (B), collectively, the “Cash-Out Share Merger Consideration”). All Cash-Out Shares shall be cancelled automatically and shall cease to exist as of the Effective Time, and the holders of the certificates which immediately prior to the Effective Time represented those Cash-Out Shares shall cease to have any rights with respect to those Cash-Out Shares, other than the right to receive the Cash-Out Share Merger Consideration (without interest) upon surrender of such certificates (if applicable) in accordance with the terms of, and at such times as specified in, this Agreement.

Section 2.6               Payment and Exchange of Company Securities.

(a)                Buyer shall cause Acquiom Financial LLC (the “Payments Administrator”) to, in accordance with the Payments Administration Agreement to be entered into at Closing by and among Buyer, Stockholders’ Representative and the Payments Administrator, as promptly as practicable after delivery to the Payments Administrator by such Stockholder of all documentation required of such Stockholder pursuant to the terms of this Section 2.6 (and in any event within two (2) Business Days after such delivery), pay to such Stockholder the amount due to such Stockholder hereunder as of the Closing Date, which amount is set forth on the Allocation Schedule under the heading “Closing Date Merger Consideration”; provided, that to the extent any Stockholder has not completed, executed and delivered to the Payments Administrator a Letter of Transmittal in accordance with this Section 2.6 and the instructions set forth in the Letter of Transmittal with respect to such Stockholder’s Shares the portion of any such payment relating to such Shares shall be retained by the Payments Administrator until such Stockholder has executed and delivered the applicable Letter of Transmittal, at which time Payments Administrator shall promptly pay to the applicable Stockholder such withheld portion of the Merger Consideration. Each cash payment to be made pursuant to the terms of this Agreement (i) to a Stockholder in respect of the Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, shall be made by the Payments Administrator by (x) ACH or direct wire transfers to the account of each Stockholder in accordance with the wire transfer instructions provided by such Stockholder to the Payments Administrator in the Letters of Transmittal or (y) checks drawn on a U.S. bank and mailed to the addresses specified by such Stockholder to the Payments Administrator in the Letters of Transmittal, or (ii) to an Optionholder in respect of the Option Merger Consideration shall be made by the Ultimate Surviving Corporation or a Company Subsidiary through the Ultimate Surviving Corporation’s or the applicable Company Subsidiary's payroll system. In the event (A) the Payments Administrator receives any portion of the Contingent Merger Consideration that is payable to Stockholders, the Payments Administrator shall promptly pay to each Stockholder, in accordance with such Stockholder’s Pro Rata Percentage, its portion of such Contingent Merger Consideration, or (B) the Ultimate Surviving Corporation receives any portion of the Contingent Merger Consideration that is payable to Optionholders in respect of Vested Options, Parent shall direct the Ultimate Surviving Corporation to pay to each Optionholder, in accordance with such Optionholder’s Pro Rata Percentage, its portion of such Contingent Merger Consideration through the Ultimate Surviving Corporation’s payroll system; provided, that to the extent any Seller has not completed, executed and delivered to the Payments Administrator a Letter of Transmittal in accordance with this Section 2.6 and the instructions set forth in the Letter of Transmittal or to the Ultimate Surviving Corporation an Option Cancellation Agreement with respect to such Seller’s Shares or Vested Options, as applicable, the portion of any such payment relating to such Shares or Options, as applicable, shall be retained by the Payments Administrator or Ultimate Surviving Corporation, as applicable, until such Seller has executed and delivered the applicable Letter of Transmittal or Option Cancellation Agreement, as applicable, at which time the Payments Administrator shall or Parent shall cause the Ultimate Surviving Corporation to promptly pay to the applicable Seller such withheld portion of the Contingent Merger Consideration.

(b)                Payment Procedures.

(i)                 Letter of Transmittal. The Payments Administrator shall deliver to each Stockholder as soon as practicable prior to or after the Effective Time (and in any event within five (5) Business Days after the Effective Time), one or more letters of transmittal in the form of Exhibit G attached hereto (a “Letter of Transmittal”) (which is incorporated herein by reference), as applicable, pursuant to which, among other things, such Stockholder agrees to the terms and conditions of this Agreement, and specifying that delivery shall be effected, and risk of loss and title to the Company Securities shall pass, only upon proper delivery of the Letter(s) of Transmittal and applicable Company Securities to the Payments Administrator or the Company, as applicable. The Letter of Transmittal shall contain instructions for surrendering, with executed Letters of Transmittal, evidence of such Company Securities, including each physical certificate or certificates, if any, pertaining to Shares held by such Stockholder (the “Certificates”) or, in the event any such Certificate (to the extent such Shares had been certificated) has been lost, an Affidavit of Lost Certificate (as defined in Section 2.6(f) below) or other reasonably satisfactory form of conveyance instrument (in each case, as applicable, a “Certificated Security Instrument”), in exchange for the Merger Consideration payable as of the Closing Date. For the avoidance of doubt, there will be no requirement to deliver a Certificated Security Instrument in respect of Options.

(ii)               Delivery of Letters of Transmittal; Surrender of Certificated Security Instruments. Upon delivery by a Stockholder to the Payments Administrator of a duly completed and validly executed Letter of Transmittal (and such other materials as are specified in the Letter of Transmittal) and, if applicable, the surrender to the Payments Administrator of a Certificated Security Instrument for cancellation, such Stockholder shall be entitled to receive in exchange therefor the Merger Consideration payable as of the Closing Date in respect of such Stockholder’s Shares in accordance with the terms and conditions of this Agreement, after giving effect to any withholdings or deductions of Taxes in accordance with Section 2.6(d), and any Certificated Security Instrument so surrendered shall be deemed cancelled immediately. No interest shall accrue or be paid on any amount payable upon delivery by a Stockholder to the Payments Administrator of a duly completed and validly executed Letter of Transmittal (and such other materials as are specified in the Letter of Transmittal) and, if applicable, the surrender of Certificated Security Instruments.

(iii)             Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificated Security Instrument is registered, then such Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificated Security Instrument is accompanied by documents reasonably satisfactory to Parent to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent that any such Taxes have already been paid or are not applicable.

(iv)              No Other Rights. Until the delivery to the Payments Administrator of a duly completed and validly executed Letter of Transmittal (and such other materials as are specified in the Letter of Transmittal), and, if applicable, the surrender to the Payments Administrator of Certificated Security Instruments for cancellation, in accordance with this Section 2.6(b), each outstanding Share shall be deemed, from and after the Effective Time, to represent only the right to receive upon execution and delivery of the Letter of Transmittal and, if applicable, such surrender, the Merger Consideration payable with respect to such Shares in accordance with the terms and conditions of this Agreement. Payment of the Merger Consideration in accordance with the terms and conditions of this Agreement upon the delivery of the applicable duly completed and validly executed Letter of Transmittal and/or, if applicable, the surrender of any Certificated Security Instrument shall be deemed payment in full satisfaction of all rights pertaining to such Shares other than the right to receive Contingent Merger Consideration (if any).

(c)                No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares or Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares or Options are presented to the Ultimate Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.

(d)                Required Withholding. Parent, or its designee, the Escrow Agent, Payments Administrator and the Ultimate Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws; provided, however, that Parent or Ultimate Surviving Corporation, as applicable, shall promptly provide reasonable notice of the applicability of such withholding to the Person subject to such deduction or withholding in order for the affected Person to obtain reduction of or relief from such deduction or withholding to the extent available. To the extent that any amounts are so deducted, withheld and timely paid over to the proper Governmental Authority, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Parties agree that (i) the Escrow Agent is not the designee of Parent for purposes of this Section 2.6(d) and (ii) neither Parent nor the Ultimate Surviving Corporation shall be required to provide notice under this Section 2.6(d) with respect to any amounts required to be deducted and withheld with respect to the payment of any compensatory Company Expenses or any Option Merger Consideration.

(e)                No Liability. Neither Parent nor the Ultimate Surviving Corporation shall be liable to any holder of Shares or Options for any amount properly paid to a public official under any applicable abandoned property, unclaimed property, escheat or similar Laws.

(f)                 Lost, Stolen or Destroyed Certificated Security Instruments. If any Certificated Security Instrument is lost, stolen or destroyed, the Payments Administrator shall pay, in exchange for such lost, stolen, or destroyed Certificated Security Instrument, upon the making of an affidavit of that fact by the Person claiming such Certificated Security Instrument to be lost, stolen or destroyed (an “Affidavit of Lost Certificate”), such Merger Consideration as may be required pursuant to the terms of this Agreement; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificated Security Instrument to enter into a customary indemnity on account of the alleged loss, theft or destruction of such Certificated Security Instrument and, in Parent’s reasonable discretion, deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Ultimate Surviving Corporation or the Payments Administrator with respect to the Certificated Security Instrument alleged to have been lost, stolen, or destroyed. If a Stockholder has failed to deliver a Letter of Transmittal or, if applicable, failed to surrender a Certificated Security Instrument or deliver an Affidavit of Lost Certificate as provided in this Section 2.6 and as a consequence such Stockholder did not receive any payment pursuant to Section 2.6(a) above because such payment was withheld pending delivery of the Letter of Transmittal, such Certificated Security Instrument or such Affidavit of Lost Certificate, the Payments Administrator shall promptly pay such Stockholder the withheld amounts to which such Stockholder is entitled in accordance with the terms of this Agreement upon delivery of the duly completed and validly executed Letter of Transmittal and the Certificated Security Instrument or Affidavit of Lost Certificate. No interest will be paid or will accrue on any such amount.

(g)                Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Stock (including the Parent Stock Price) or Shares or the number of shares of Parent Stock or Shares, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Section 2.7               Appraisal Rights.

(a)                Notwithstanding any provision of this Agreement to the contrary, any Shares for which the holder thereof (a “Dissenting Stockholder”) (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DCGL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive Share Merger Consideration in accordance with Section 2.5(b) or Cash-Out Share Merger Consideration in accordance with Section 2.5(g)), and any Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Parent. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DCGL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder or member of the Ultimate Surviving Corporation.

(b)                Notwithstanding the provisions of Section 2.7(a), if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s Shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, and shall become entitled to payment of their applicable portion of the Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of the Certificated Security Instrument representing such shares in accordance with Section 2.6. Each Dissenting Stockholder who becomes entitled to payment for his, her, their or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Payments Administrator in accordance with the DGCL and the Payments Administration Agreement.

(c)                For the avoidance of doubt, for purposes of determining the Allocation Schedule (as defined in Section 2.8(a) below) and the other related definitions and terms that are affected by the total number of Company Securities outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, under this Agreement.

Section 2.8               Deliveries to Be Made On or Prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall deliver (or cause to be delivered):

(a)                to Parent, a schedule (the “Allocation Schedule”), that sets forth the following with respect to each Seller:

(i)                 such Seller’s name;

(ii)               such Seller’s current mailing address and e-mail address (if available) (as reflected in the records of the Company);

(iii)             with respect to each Seller, (A) the number and class of Shares held by such Seller immediately prior to the Effective Time; and (B) the number and class of Shares issuable upon exercise of the Vested Options held by such Seller immediately prior to the Effective Time, if applicable, and the corresponding per share exercise price for each Share underlying such Vested Options;

(iv)              such Seller’s Pro Rata Percentage;

(v)                with respect to each Seller (other than a Cash-Out Seller), a calculation of the aggregate Share Merger Consideration (including the amount in cash equal to the Seller’s aggregate Per Share Closing Cash Consideration Value and the number of shares of Parent Stock equal to the Seller’s aggregate Per Share Consideration Shares) and the aggregate Option Merger Consideration payable as of the Closing Date to such Seller; and

(vi)              with respect to each Cash-Out Seller, a calculation of the Cash-Out Share Merger Consideration.

(b)                to Parent, a preliminary statement that sets forth the Company’s good faith estimates of (i) Closing Working Capital and the resulting estimated Working Capital Overage or Working Capital Underage, if any, (ii) the amount of Company Cash, (iii) the amount of the Assumed Indebtedness, (iv) the aggregate Payoff Amounts, (v) the amount of Company Expenses and (vi) the Adjustment Amount resulting therefrom (the “Estimated Adjustment Amount”), in each case, prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement, and, based upon the foregoing, the resulting calculations of the Aggregate Merger Consideration Value and the Closing Payment, accompanied by supporting documentation reasonably satisfactory to Parent for the estimates and calculations contained therein, and each item or component of the calculation of Current Liabilities, Assumed Indebtedness and Company Expenses shall only be included in one such calculation, and in no event shall any such item or component be included in more than one such calculation;

(c)                to Parent, payoff letters in respect of the Indebtedness set forth on Section 2.8(c) in form and substance reasonably satisfactory to Parent, including the amounts owed and wire instructions for the payment of such amounts (the “Payoff Letters”);

(d)                to Parent, duly executed consents from each Person identified on Schedule 2.8(d), in form and substance reasonably satisfactory to Parent; and

(e)                to Parent, instructions in form and substance reasonably satisfactory to Parent with respect to the payment of the Company Expenses, including the names of each Person to which such Company Expense is owed, the amounts owed to such Person and wire instructions for the payment of such amounts together with invoices and IRS Forms W-9 (or other applicable form) from each such Person.

Section 2.9               Transactions to Be Effected at the Closing. At the Closing, the following transactions shall be effected:

(a)                Parent shall deliver (or cause to be delivered):

(i)                 to the Transfer Agent the aggregate number of Consideration Shares to be delivered to Stockholders in accordance with the terms of this Agreement;

(ii)               to the Payments Administrator, by wire transfer of immediately available funds to the account designated in writing by the Payments Administrator at least two (2) Business Days prior to the Closing Date, an amount equal to (1) the Closing Payment, less (2) any amounts owed on account of Dissenting Shares, for further distribution to the Stockholders (other than the Dissenting Stockholders) in accordance with Section 2.6(a);

(iii)             to the Company, by wire transfer of immediately available funds to the account designated in writing by the Company at least two (2) Business Days prior to the Closing Date, an amount equal to the Aggregate Option Payment Amount, for further distribution to the Optionholders in accordance with Section 2.6(a);

(iv)              to such parties designated in the Payoff Letters, by wire transfer of immediately available funds to such bank account or bank accounts designated in such Payoff Letters, the amounts set forth in such Payoff Letters (the “Payoff Amounts”);

(v)                to such parties to whom any Company Expenses are payable pursuant to the instruction delivered pursuant to Section 2.8(d), by wire transfer of immediately available funds to such bank account or bank accounts designated pursuant to Section 2.8(d), the applicable amount set forth in the instruction delivered pursuant to Section 2.8(d);

(vi)              to the Escrow Agent, for deposit in an escrow account (the “Escrow Account”), by wire transfer of immediately available funds to the account designated in the Escrow Agreement or otherwise designated in writing by the Escrow Agent at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Escrow Amount, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;

(vii)            to the Stockholders’ Representative, for deposit in an account established by the Stockholders’ Representative (the “Stockholders’ Representative Reserve Account”), by wire transfer of immediately available funds to an account designated in writing by the Stockholders’ Representative at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Stockholders’ Representative Reserve Amount, to be held by the Stockholders’ Representative in a segregated account for purposes of satisfying fees, costs and expenses incurred in its capacity as the Stockholders’ Representative and otherwise in accordance with this Agreement (provided that, for Tax purposes, the Stockholders’ Representative Reserve Account shall be treated by the parties as having been received and voluntarily set aside by the Sellers at the time of Closing); and

(viii)          to the Company, the Stockholders’ Representative and the Escrow Agent, an executed copy of the Escrow Agreement; and

(ix)              to the Company a certificate dated as of the Closing Date from Parent (executed by an authorized officer of Parent) to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been fully satisfied.

(b)                The Company shall deliver (or cause to be delivered):

(i)                 to Parent, executed copies of the Payoff Letters;

(ii)               to Parent and Escrow Agent, a copy of the Escrow Agreement executed by the Stockholders’ Representative;

(iii)             certificates from the applicable jurisdiction of formation or incorporation as to the good standing of the Company and its Subsidiaries in the applicable jurisdiction, dated within ten days of the Closing Date;

(iv)              the preliminary statement including the Estimated Adjustment Amount pursuant to Section 2.8(b);

(v)                Indemnity Support Agreements in the form attached hereto as Exhibit H duly executed by the Indemnifying Sellers;

(vi)              restrictive covenant agreements in the form attached hereto as Exhibit I duly executed by the Sellers identified on Schedule 2.9(b)(vi);

(vii)            Accredited Investor Representation and Lock-Up Acknowledgement Agreements in the form attached hereto as Exhibit J (the “Lock-Up Acknowledgement Agreement”) duly executed by the Stockholders entitled to Consideration Shares;

(viii)          duly executed agreements terminating the Affiliate transactions identified on Schedule 2.9(b)(viii);

(ix)              a certificate dated as of the Closing Date, duly executed by the Secretary of the Company, certifying as to an attached copy of (A) the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the Merger, this Agreement and the transactions contemplated hereby and (B) the executed stockholder consent evidencing the Stockholder Written Consent, and stating that such resolutions and Stockholder Written Consent have not been amended, modified, revoked or rescinded;

(x)                to Parent, (A) a properly executed statement, in substantially the form attached hereto as Exhibit K, dated as of the Closing Date and executed by the Company, certifying that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code, and (B) a “FIRPTA Notification Letter”, in substantially the form attached hereto as Exhibit K dated as of the Closing Date and executed by the Company;

(xi)              to Parent a certificate dated as of the Closing Date from the Company (executed by an authorized officer of the Company) to the effect that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fully satisfied;

(xii)            evidence reasonable satisfactory to Parent that the board of directors of the Company has taken all actions necessary to terminate the Oqton, Inc. 2021 Incentive Plan, along with copies of fully executed Phantom Equity Termination Agreements with each Phantom Equity Holder; and

(xiii)          evidence reasonable satisfactory to Parent that all shares held by Mr. Samir Hanna in Oqton Belgium NV have been transferred to the Company.

Section 2.10            Post-Closing Adjustment.

(a)                Within ninety (90) days after the Closing Date, Parent shall deliver (or shall cause to be delivered) to the Stockholders’ Representative a statement (the “Statement”) setting forth its calculation of the Adjustment Amount and each component thereof. Each of the parties to this Agreement acknowledge and agree that it is the intent of such parties that each item or component of the calculation of Current Liabilities, Assumed Indebtedness and Company Expenses shall only be included in one such calculation, and in no event shall any such item or component be included in more than one such calculation.

(b)                The Statement shall become final and binding upon all of the parties hereto at 5:00 p.m. (Eastern Time) on the thirtieth (30th) day following the date on which the Statement was delivered by Parent to the Stockholders’ Representative, unless the Stockholders’ Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Parent prior to such time. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Parent, then the Statement (as revised in accordance with this Section 2.10(b)) shall become final and binding upon Sellers and Parent on the earlier of (i) the date the Stockholders’ Representative and Parent resolve in writing any and all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) if any differences remain that the Stockholders’ Representative and Parent are unable to resolve following the thirty (30)-day period referred to below, the date any such remaining disputed matters are finally resolved in writing by the Independent Accountant. During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Stockholders’ Representative and Parent have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following the end of such thirty (30)-day period, the Stockholders’ Representative and Parent shall submit to the Independent Accountant for resolution, in accordance with the standards set forth in this Section 2.10, only such matters that remain in dispute. The Stockholders’ Representative and Parent shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement. The Independent Accountant’s decision shall be set forth in writing and be based solely on written submissions by the Stockholders’ Representative and Parent and their respective Representatives and not by independent review, reflect the application of the Balance Sheet Rules, constitute an arbitrational award and, absent fraud, intentional misconduct or manifest error, shall be final and binding on all of the parties hereto. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Independent Accountant incurred pursuant to this Section 2.10 (the “Accounting Fees”) shall be borne pro rata as between Sellers, on the one hand, and Parent, on the other hand, in proportion to the final allocation made by such Independent Accountant of the disputed items weighted in relation to the claims made by the Stockholders’ Representative and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Parent claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Stockholders’ Representative and if the Independent Accountant ultimately resolves the dispute by awarding to Parent an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant and the American Arbitration Association, if applicable, will be allocated 30% (i.e., 300 ÷ 1,000) to the Stockholders’ Representative and 70% (i.e., 700 ÷ 1,000) to Parent.

(c)                As used herein, “Final Adjustment Amount” means (i) if the Stockholders’ Representative fails to timely deliver a Notice of Disagreement in accordance with Section 2.10(b), the Adjustment Amount as set forth in the Statement or (ii) if the Adjustment Amount is resolved by Parent and the Stockholders’ Representative and/or by submission of any disputes to the Independent Accountant, as contemplated by Section 2.10(b), the Adjustment Amount as so resolved.

(d)                Upon the determination of the Final Adjustment Amount in accordance with Section 2.10(b), (i) if the Final Adjustment Amount exceeds the Estimated Adjustment Amount (any such excess, the “Seller Adjustment Amount”), within five (5) Business Days after the Final Adjustment Amount is determined: (A) Parent shall pay an aggregate amount equal to the Seller Adjustment Amount, with the portion of such amount constituting Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, paid by wire transfer of immediately available funds to the Payments Administrator and the portion of such amount constituting Contingent Option Merger Consideration paid by wire transfer of immediately available funds to the Ultimate Surviving Corporation, in each case, for further distribution to the Sellers in accordance with Section 2.6; and (B) Parent and the Stockholders’ Representative shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to release the Working Capital Escrow Amount from the Escrow Account, with the portion of such amount constituting Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, paid by wire transfer of immediately available funds to the Payments Administrator and the portion of such amount constituting Contingent Option Merger Consideration paid by wire transfer of immediately available funds to the Ultimate Surviving Corporation, in each case, for further distribution to the Sellers in accordance with Section 2.6; or (ii) if the Estimated Adjustment Amount exceeds the Final Adjustment Amount (any such excess, the “Parent Adjustment Amount”), within five (5) Business Days after the Final Adjustment Amount is determined, (A) the Stockholders’ Representative and Parent shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to make payment from the Escrow Account by wire transfer of immediately available funds to Parent of an amount equal to the lesser of (x) the Parent Adjustment Amount and (y) the Working Capital Escrow Amount then on deposit in the Escrow Account and (B) (i) if the Parent Adjustment Amount is less than the Working Capital Escrow Amount, Parent and the Stockholders’ Representative shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to release the amount by which the Working Capital Escrow Amount exceeds the Parent Adjustment Amount, with the portion of such amount constituting Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, paid by wire transfer of immediately available funds to the Payments Administrator and the portion of such amount constituting Contingent Option Merger Consideration paid by wire transfer of immediately available funds to the Ultimate Surviving Corporation, in each case, for further distribution to the Sellers in accordance with Section 2.6 or (ii) if the Parent Adjustment Amount is greater than the Working Capital Escrow Amount, Parent shall be entitled to recover from the Indemnifying Sellers an amount equal to the Parent Adjustment Amount less the amount paid to Parent from the Escrow Account. Upon payment of the amounts provided in this Section 2.10(d), none of the parties hereto may make or assert any claim under this Section 2.10 except in the case of manifest error or fraud.

(e)                No actions taken by Parent on its own behalf or on behalf of the Company or the Company Subsidiaries, on or following the Closing Date, shall be given effect for purposes of determining the Adjustment Amount or any component thereof. During the period of time from the delivery of the Statement through the final determination of any Seller Adjustment Amount or Parent Adjustment Amount in accordance with this Section 2.10, Parent shall afford, and shall cause the Company to afford, to the Stockholders’ Representative, its Representatives and any accountants, counsel or financial advisers retained by the Stockholders’ Representative in connection with the review of the Adjustment Amount or any component thereof in accordance with this Section 2.10, reasonable access during normal business hours upon reasonable advance notice to all the employees, books and records of the Company and the Company Subsidiaries (including the work papers of the Company’s accountants) relevant to the review of the Statement and Parent’s determination of the Adjustment Amount or any component thereof in accordance with this Section 2.10.

(f)                 Notwithstanding any provision set forth in this Section 2.10 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties hereto to submit disputes under this Agreement to arbitration.

Article III
THE CLOSING

Section 3.1               Closing; Closing Date. The closing of the Mergers (the “Closing”) shall occur on (a) the later of the third Business Day following the satisfaction or waiver of the conditions precedent set forth in Article IX (other than conditions that by their terms are to be satisfied at Closing but subject to satisfaction or waiver of such conditions), but in any event no later than the Outside Date, or (b) such other date as the parties may mutually agree, and shall take place at a closing that will be held at the offices of McGuireWoods LLP (“McGuireWoods”), 800 East Canal Street, Richmond, Virginia 23219, at 10:00 a.m. Eastern Time or such other place, time or means (including electronically) as the Company and Parent may mutually agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date”. All Closing transactions shall be effectuated by electronic delivery of the closing items specified in Section 2.8, hereof, signed by a duly authorized officer on behalf of the applicable party as provided for in the applicable document(s) being signed by each such party.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules delivered by or on behalf of the Company to Parent on the date hereof concurrently with the execution of this Agreement (subject to the limitations set forth in Section 11.6(a), the Company hereby represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

Section 4.1               Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each Company Subsidiary is duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable in the applicable jurisdiction) under the laws of the country or state of its organization, except, in each case, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated hereby. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation or limited liability company, as applicable, and each is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof, if applicable in the applicable jurisdiction) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated hereby. The Company has made available to Parent true and correct copies of the charter and bylaws, or equivalent organizational documents, for the Company and each Company Subsidiary as in effect on the date hereof. The Company and each Company Subsidiary are not in breach or violation of any provision of their charter and bylaws, or equivalent organizational documents.

Section 4.2               Capitalization of the Company.

(a)                Schedule 4.2(a) sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company, including Shares and Options as of the date hereof. Except as set forth on Schedule 4.2(a), there are no other shares of capital stock or other equity securities of the Company, or securities exercisable or exchangeable for equity securities of the Company, authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or options, warrants or securities exercisable or exchangeable for equity securities of the Company. Except as set forth on Schedule 4.2(a), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, contingent value or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. Except as set forth on Schedule 4.2(a), the Company has no authorized or outstanding bonds, debentures, notes or other indebtedness (i) the holders of which have the right to vote or (ii) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with the stockholders of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or securities exercisable or exchangeable for equity securities of, or other equity or voting interest in, the Company or (y) vote or dispose of any shares of capital stock or options, warrants or securities exercisable or exchangeable for equity securities of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.

(b)                Except as set forth on Schedule 4.2(b), all of the issued and outstanding shares of capital stock of the Company as of the date hereof are (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) free of any preemptive rights, rights of first refusal or similar rights with respect thereto and were issued in compliance with all applicable Laws.

(c)                Schedule 4.2(c) sets forth the following information relating to each outstanding Option as of the date of this Agreement: (i) the number of shares of Company capital stock subject to such security, (ii) the class or series of such Company capital stock issuable pursuant to such security, (iii) the date of grant or issue of such security and (iv) the exercise price, if applicable, of such security.

(d)                There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Company.

(e)                No ultimate shareholder or beneficial owner of the Company is a PRC resident whose equity ownership or otherwise in the Company is subject to the PRC foreign exchange regulations, including the PRC residents’ round-trip investment registrations with a competent foreign exchange authority or its designated bank in the PRC.

Section 4.3               Subsidiaries.

(a)                Schedule 4.3(a) sets forth a complete and accurate list of the name and jurisdiction of formation or incorporation, as applicable, of each of the Company’s Subsidiaries (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each Company Subsidiary. Each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and is directly owned of record by the Company or a Company Subsidiary, free and clear of any Encumbrances other than (i) Permitted Encumbrances, (ii) Encumbrances on transfer imposed under applicable securities Law and (iii) Encumbrances created by Parent’s or its Affiliates’ acts. There are no other shares of capital stock or other equity securities of any Company Subsidiary or securities exercisable or exchangeable for equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments relating to the capital stock of, or other equity or voting interest in, any Company Subsidiary, to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or securities exercisable or exchangeable for equity securities of any Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, contingent value or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or a Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness (i) the holders of which have the right to vote or (ii) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with the equity holders of such Company Subsidiary on any matter. There are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of the capital stock of, or options, warrants or securities exercisable or exchangeable for equity securities of, or other equity or voting interest in, any Company Subsidiary or (y) vote or dispose of any shares of the capital stock of, or options, warrants or securities exercisable or exchangeable for equity securities of, or other equity or voting interest in, any Company Subsidiary. There are no irrevocable proxies and no voting agreements or arrangements (including variable interest entity arrangements) with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary.

(b)                All of the issued and outstanding shares of capital stock of, or the registered capital or any equity interest in, any Company Subsidiary as of the date hereof are, to the extent applicable in the applicable jurisdiction, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights, rights of first refusal or similar rights with respect thereto and were issued in compliance with all applicable Laws.

(c)                Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary).

(d)                Neither the Company nor any Company Subsidiary (other than the Company's Chinese Subsidiary) operates any branch, representative office or other permanent establishment in the PRC.

Section 4.4               Authority; Binding Obligation. The Company has the requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Except for the adoption of this Agreement by stockholders of the Company in accordance with the DGCL, the execution of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are required to authorize this Agreement and the Ancillary Agreements to which the Company is or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party will upon their execution be, duly executed and delivered by the Company and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Parent and the other parties thereto, constitutes and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its and their respective terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 4.5               No Defaults or Conflicts. Except as set forth on Schedule 4.5, and assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all clearances, approvals, authorizations, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (a) do not result in any violation of the charter or bylaws, or equivalent organizational documents, of the Company or any Company Subsidiary; (b) do not conflict with, result in a breach of any of the terms or provisions of, constitute a default under, give any third party the right to modify, terminate or accelerate any obligation under or result in the creation of any Encumbrance on the Company’s or any of the Company Subsidiaries’ equity interests or assets under any Material Contract or Lease; and (c) do not violate in any material respect any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties.

Section 4.6               No Governmental Authorization Required. Except for the applicable requirements of Antitrust Laws, no authorization, approval registration or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any Company Subsidiary prior to the Closing in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby.

Section 4.7               Financial Statements.

(a)                The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and each of its Subsidiaries as of their respective dates, and the related statements of operations, stockholder’s deficit and cash flows included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated therein, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes (none of which year-end adjustments or footnote disclosures would be material). The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and have been prepared in accordance with GAAP consistently applied except as expressly noted therein.

(b)                Except (i) as set forth in the Interim Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet, (iii) for Liabilities that will have been or will be discharged or paid in full prior to the Closing Date, and (iv) Company Expenses incurred in connection with the Closing of the transaction contemplated by this Agreement that will have been or will be discharged or paid in full immediately prior to the Closing, the Company and the Company Subsidiaries do not have any Liabilities that is not individually in excess of twenty-five thousand dollars ($25,000) or in the aggregate in excess of one-hundred thousand dollars ($100,000).

(c)                The Company and the Company Subsidiaries have devised and maintain a system of internal accounting control sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets. The Company and the Company Subsidiaries have implemented disclosure controls and procedures designed to ensure that material information is made known to the management of the Company and the Company Subsidiaries.

(d)                All amounts borrowed by the Company and the Company Subsidiaries pursuant to the PPP Loan have been fully forgiven and neither the Company, the Company Subsidiaries nor any of their respective Affiliates has any remaining liabilities or obligations pursuant to the PPP Loan.

Section 4.8               Intellectual Property.

(a)                Schedule 4.8(a) contains a complete and accurate list of all Patents, Marks, registered Copyrights and material unregistered Marks and Copyrights, in each case, owned or purported to be owned by or filed in or issued under the name of the Company or any Company Subsidiary (collectively, with all Trade Secrets and other unregistered Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary, the “Company Owned Intellectual Property”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made.

(b)                (i) The Company or a Company Subsidiary, as applicable, exclusively owns all Company Owned Intellectual Property and (ii) the Company and the Company Subsidiaries are licensed to use or otherwise have the right to use all other Company Intellectual Property in a manner in which it is used, as of the date hereof, in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)                All Company Owned Intellectual Property that has been the subject of an application filed with, issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (i) is registered in the name of the Company or any Company Subsidiary; (ii) has been duly maintained (including the payment of such maintenance fees) and is not expired, cancelled or abandoned; and (iii) is valid, subsisting and enforceable.

(d)                Neither the conduct of the business of the Company and any Company Subsidiaries as currently conducted, nor any activity by the Company and the Company Subsidiaries, infringes or violates (or in the past infringed or violated) the Intellectual Property of any third party. There are no pending or, to the Knowledge of the Company, threatened claims against any Company or any Company Subsidiary alleging that the conduct of the business of the Company and any Company Subsidiaries as currently conducted or any activity by the Company and any Company Subsidiary infringes or violates (or in the past infringed or violated) any Intellectual Property of a third party. Except as set forth on Schedule 4.8(d), neither the Company nor any of the Company Subsidiaries has licensed to any Person rights to any Company Owned Intellectual Property.

(e)                To the Knowledge of the Company, no Person is infringing or violating and no Person has infringed, violated or misappropriated any of the Company Owned Intellectual Property. Neither the Company nor any of the Company Subsidiaries has received any written notice challenging or questioning the validity, enforceability, use or ownership of any Company Owned Intellectual Property or Intellectual Property licensed to the Company or any of the Company Subsidiaries or threatening action against or providing notice to any Person for infringing or misappropriating the Intellectual Property of the Company or any Company Subsidiary.

(f)                 The Company Owned Intellectual Property is owned by the Company and/or its Company Subsidiaries and no Person holds any rights, title and/or interest (including all Intellectual Property) therein and/or thereto.

(g)                All former and current employees, consultants and contractors of the Company and the Company Subsidiaries who have created or developed any inventions, improvements, ideas, discoveries, developments, writings, works of authorship (including software and documentation), know-how, processes, methods, technology, trademarks, service marks, data, information and other intellectual property relating to the business of the Company or any of the products or services being researched, developed, manufactured, marketed or sold by the Company or that may be used with any such products or services (“Company-Related Developments”) have executed written instruments with the Company or, as applicable, any Company Subsidiary, that assign to the Company or such Company Subsidiary all rights, title and interest (including all Intellectual Property) in and to all Company-Related Developments, including those created or developed prior to the Closing Date.

(h)                The Company and the Company Subsidiaries have implemented all reasonable procedures and security measures consistent with industry practices to protect from unauthorized use and disclosure of (i) any of the Trade Secrets included in the Company Owned Intellectual Property and (ii) the Trade Secrets entrusted to the Company or any Company Subsidiary by others.

(i)                 The computer systems, information technology and data processing systems, facilities, infrastructure and services owned, used, or leased by or on behalf of the Company and any Company Subsidiaries including, without limitation, the software, hardware and networks, in use or control of the Company and the Company Subsidiaries (collectively, “Company IT Systems”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business. The Company IT Systems have not malfunctioned or failed at any time since the Company’s and the Company Subsidiaries’ inception in a manner that resulted in significant or chronic disruptions to the operation of the business. The Company IT Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Knowledge of the Company, none of the Company IT Systems contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. None of the software developed by the Company that embodies Company Owned Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes such software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Systems.

(j)                 Neither the Company nor any Company Subsidiary use any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to disclose, make available, offer or deliver to any third party any portion of source code.

Section 4.9               Compliance with Laws; Permits.

(a)                The business of the Company and the Company Subsidiaries, taken as a whole has, since July 1, 2017 been, conducted in material compliance with all applicable Laws.

(b)                Except as set forth on Schedule 4.9(b), neither the Company nor any Company Subsidiary has received at any time since July 1, 2017, any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any applicable Law or any obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action in connection with the ownership or use of the assets of or the operation of the businesses of the Company and the Company Subsidiaries and to the Knowledge of the Company, no reasonable basis for the occurrence of any of the above exists.

(c)                The Company and the Company Subsidiaries hold all consents, authorizations, registrations, filings, qualifications, certificates, licenses, permits and rights necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets owned on the date hereof (collectively, “Permits”), all of which are up-to-date, valid and in full force and effect. The Company and the Company Subsidiaries have at all times since July 1, 2017 been in material compliance with the Permits. Neither the Company nor any Company Subsidiary has since July 1, 2017 received any written notice from any Governmental Authority regarding any violation of or failure to comply with any term or requirement of any Permit or failure to hold any material Permit or any revocation, withdrawal, suspension, cancellation, termination of or adverse modification to any Permit. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation of or a failure to comply with any term or requirement of any Permit or result in the revocation, withdrawal, suspension, cancellation or termination of, or any adverse modification to, any Permit. All applications required to have been filed for the issuance, renewal, transfer or re-certification (as applicable) of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

(d)                Schedule 4.9(d) sets forth a true, correct and complete list of all chops, seals and stamps owned by the Company Subsidiary incorporated in the PRC or used by it in its daily business operation, including chops, seals and stamps of its legal representative.

Section 4.10            Material Contracts. Schedule 4.10 lists all Contracts (other than Company Plans and Contracts related thereto), copies of which have been made available to Parent (collectively, the Contracts listed on Schedule 4.10 are referred to herein as the “Material Contracts”), to which the Company or any Company Subsidiary, as of the date hereof, is a party or to which their respective assets, property or business are bound or subject, which:

(a)                the Company or any Company Subsidiary has made or expects to make payments under of more than $50,000 in the twelve (12) calendar months ended December 31, 2021, or the Company or any Company Subsidiary has received or expects to receive payments pursuant to of more than $50,000 in the twelve (12) calendar months ended December 31, 2021, in each case, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or any Company Subsidiary upon notice of 60 days or less;

(b)                are Contracts relating to Indebtedness (other than any Indebtedness to be paid at Closing under Section 2.8) or granting any Person an Encumbrance on all or any part of the assets or properties of the Company or any Company Subsidiary;

(c)                are partnership, joint venture, royalty or other agreements providing for the sharing of any profits, revenue and/or expenses or similar agreements;

(d)                are Contracts regarding acquisitions or dispositions of a material portion of the assets or equity interests of the Company, any Company Subsidiary or any other Person (including granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of its assets or properties);

(e)                are Contracts which restrict the Company or any Company Subsidiary from engaging in any material aspect of its business anywhere in the world, engaging in any line of business that competes with any other Person, or soliciting any Person for employment (other than agreements relating to non-solicitation of employees entered into the ordinary course of business);

(f)                 are Contracts pursuant to which the Company or any Company Subsidiary has granted any exclusive rights to any third party or that provides any customer “most favored nation,” preferred pricing or services or similar rights or restricts any of the Company or the Company Subsidiaries from changing or increasing the pricing of any of its products;

(g)                are Contracts which contain “take-or-pay,” minimum order or purchase or similar commitments;

(h)                are licenses, sublicenses or other agreements under which the Company or any Company Subsidiary has granted rights to others in Intellectual Property, (other than distributor agreements entered into by the Company or a Company Subsidiary in the ordinary course of business, substantially in the form of the Company’s form of distributor agreement, a copy of which has been provided to Parent);

(i)                 are licenses, sublicenses or other agreements under which the Company or a Company Subsidiary is granted rights by others in Company Intellectual Property, other than commercial off the shelf software that is made available for a total cost of less than $50,000;

(j)                 are collective bargaining arrangements with any labor union or other Person;

(k)                are Contracts for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $50,000 in the aggregate;

(l)                 are Contracts for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments or involving aggregate future receipts in excess of $50,000 in any consecutive twelve (12) calendar month period;

(m)              are Contracts (including any capital lease) under which the Company or any Company Subsidiary is a lessee or sublessee of any real property or any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property that involve aggregate annual payments in excess of $20,000 in any consecutive twelve (12) calendar month period;

(n)                are agreements with any director, officer, employee or Contingent Worker that (i) involve aggregate annual compensation in excess of $50,000 for such Person, (ii) involve any severance, change of control, retention or similar type of payment, or (iii) are not terminable by the Company upon less than 30 days’ notice;

(o)                are management service, consulting, maintenance or any other similar agreements (including any employee lease or outsourcing arrangement) or agreements providing for amounts owed by the Company or any Company Subsidiary to any Person under any non-competition or deferred compensation arrangement, in all cases involving aggregate future payments in excess of $50,000 in any consecutive twelve (12) calendar month periods;

(p)                are any agreement with a Governmental Authority;

(q)                are Contracts relating to the settlement or other disposition of any litigation, administrative charge, investigation by a Governmental Authority or other dispute or action and involve payments in excess of $50,000 or pursuant to which the Company or a Company Subsidiary will have any material outstanding obligation after the date of this Agreement;

(r)                 are an agreement regarding the acquisition of real property with a value in excess of $100,000;

(s)                 are Related Party Contracts; and

(t)                 are an indemnity agreement related to the issuance of surety bonds, and any bonds related thereto.

The Company has provided to Parent a true and complete copy of each Material Contract, including all amendments or other modifications thereto. Each Material Contract is a valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, subject to Equitable Exceptions. Each Material Contract is in full force and effect and, to the Knowledge of the Company, is not subject to any material claims, charges, setoffs or defenses. Except as set forth on Schedule 4.10(ii), with respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or material default thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to such Material Contract. Neither the Company nor any Company Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material dispute under any of the Material Contracts.

Section 4.11            Litigation. As of the date hereof, except as set forth in Schedule 4.11, there are no, and since July 1, 2017 there have not been any, material Actions pending, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary (whether or not by or before a Governmental Authority). As of the date hereof, neither the Company nor any Company Subsidiary is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

Section 4.12            Taxes.

(a)                Except as set forth on Schedule 4.12(a):

(i)                 The Company and each Company Subsidiary has timely filed (after giving effect to any applicable extensions) all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all material respects and prepared in compliance with applicable Law.

(ii)               All Taxes due and owing by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been timely paid in full.

(iii)             The Company and each Company Subsidiary has withheld and properly paid over all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and, if and to the extent applicable in the applicable jurisdiction, all Forms W-2, Forms 1099 and other documents required with respect to such withholding and remittances have been in all material respects properly and timely filed and maintained. The Company and each Company Subsidiary has correctly classified those individuals performing services to or for the benefit of the Company or any Company Subsidiary as common law employees, leased employees, independent contractors or agents, as applicable.

(iv)              The Company has included reserves determined in accordance with GAAP in the Interim Balance Sheet for all accrued Taxes of the Company and Company Subsidiaries not yet due and payable as of the Interim Balance Sheet Date. The amount of the Liability of the Company and Company Subsidiaries for unpaid Taxes (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Interim Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Company Subsidiaries in filing their Tax Returns. Since the Interim Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the ordinary course of business.

(v)                The Company and each Company Subsidiary has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(vi)              The Company and each Company Subsidiary has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No asset of the Company or any Company Subsidiary is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, employees, non-refunded over payments, credits or unused prepaid accounts.

(vii)            Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return.

(viii)          There are no liens for Taxes upon any of the assets of the Company or any Company Subsidiary (other than Encumbrances for Taxes described in clauses (a) and (b) of the definition of “Permitted Encumbrances”).

(ix)              No claim has been made, raised or threatened in writing (or, to the Knowledge of the Company, other than in writing) by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by that jurisdiction and no basis exists for any such claim.

(x)                There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary that exists or that has been claimed, raised or threatened by the IRS or any other Governmental Authority in writing (or, to the Knowledge of the Company, other than in writing). No adverse adjustment, assessment or deficiency with respect to Taxes has been made or proposed by the IRS or any other Governmental Authority. There are no requests for rulings or determinations in respect of Taxes pending between the Company or any Company Subsidiary and any Taxing Authority, and none of the Company or any Company Subsidiary has received a tax opinion with respect to any transaction relating to or involving the Company or any Company Subsidiary. There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired that is currently in effect.

(xi)              No federal, state, local or non-U.S. audit, claim, action, suit, investigation or other proceeding is pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received a written notice of any actual or threatened audit, claim, action, suit, investigation or other proceeding. Sellers have delivered or made available to Parent true, correct and complete copies of all audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company and each Company Subsidiary for all taxable periods beginning on or after January 1, 2017, and will deliver to Parent any such documents received on or before the Closing Date immediately upon receipt.

(xii)            The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed by the Company and all material examination reports and statements of deficiencies assessed against or agreed to by the Company, in either case, since January 1, 2016. Section 4.12(a)(xii) of the Schedules contains a list of all jurisdictions (whether foreign or domestic) where the Company or any Company Subsidiary is required to pay Taxes or file any Tax Return.

(xiii)          Neither the Company nor any Company Subsidiary has any outstanding agreements waiving any statute of limitations in respect of Taxes or extending the period for the collection or assessment or reassessment of any Taxes.

(xiv)          Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement other than any such agreement entered in the ordinary course of business that are not primarily related to Taxes.

(xv)            Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated, consolidated, combined or unitary group (including, without limitation, an affiliated group defined in Section 1504 of the Code) other than a group (1) the common parent of which is the Company and (2) the sole members of which were the Company and Company Subsidiaries or (B) has liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or similar provisions of state, local, or non-U.S. Law) as a transferee or successor, by contract or pursuant to any law, rule or regulation.

(xvi)          Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)              change in method of accounting for a taxable period ending on or prior to the Closing Date including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or non-U.S. Tax Law);

(B)              use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C)              “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(D)              installment sale or open transaction disposition occurring on or prior to the Closing Date;

(E)               “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively, or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. income Tax Law;

(F)               debt instrument held on or prior to the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code;

(G)              election made pursuant to Section 108(i) of the Code on or prior to the Closing Date;

(H)              deferred revenue or prepaid amount received on or prior to the Closing Date;

(I)                 inclusion under Code Section 965(a) or any election under Section 965(h) or Section 965(i) of the Code; or

(J)                 inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in any Pre-Closing Tax Period.

(xvii)        The Company has not distributed stock of another Person, or has had its stock distributed by another Person, within the past five (5) years in a in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(xviii)      Neither the Company nor any Company Subsidiary (i) is or has been a party to any “reportable transaction,” as defined in Code Section 6707A or Treasury Regulations Section 1.6011-4, or any predecessor provision or analogous provision of state or local Law or (ii) has participated in any “tax shelter” within the meaning of Code Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States). The Company and each Company Subsidiary has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(xix)          Neither the Company nor any Company Subsidiary is (i) subject to income Tax in any country other than the United States or its jurisdiction of formation by virtue of the Company or such Company Subsidiary having a permanent establishment or other place of business in that country or (ii) resident for any Tax purpose in any jurisdiction other than the jurisdiction of its incorporation.

(xx)            All related party transactions involving the Company and each of the Company Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local Law. Neither the Company nor any Company Subsidiary is a party to any cost-sharing agreement or similar arrangement.

(xxi)          Neither the Company nor any Company Subsidiary has made an election to defer any Taxes under the CARES Act, or any similar election under any applicable Law.

(xxii)        None of the properties or assets of the Company or any Company Subsidiary is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and no such property or asset is subject to a lease, safe harbor lease, or other arrangement as a result of which the Company or applicable Company Subsidiary is not treated as the owner of such property or asset for U.S. federal Income Tax purposes. Neither the Company nor any Company Subsidiary is the beneficiary of any Tax holiday, Tax abatement or other similar Tax benefit.

(xxiii)      There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Company Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder (and any comparable Law).

(xxiv)      Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xxv)        None of the Company or any Company Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(xxvi)      The Company and each U.S. Company Subsidiary is (and always has been) taxable as a C corporation for U.S. federal income Tax purposes and has comparable status under the applicable Laws of any state or local jurisdiction in which it is required to file any Tax Return.

(xxvii)    The Company and each Company Subsidiary uses the accrual method of accounting on an annual basis in computing its taxable income for U.S. federal, state and local income Tax purposes.

(xxviii)  The Company is not subject to a gain recognition agreement under Code Section 367 of the Code.

(xxix)      The Company has never received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(b)                No Company stockholder holds shares of stock that were nontransferable and subject to a substantial risk of forfeiture at the time of grant of such shares of stock within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made. Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(c)                The per share exercise price of each Option is no less than the fair market value of share of Common Stock on the date of grant of such Option determined in a manner consistent with Section 409A of the Code. Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(d)                Except as set forth in Schedule 4.12(c), the Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law). Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code have been submitted for approval by such number of stockholders of Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

Section 4.13            Employee Benefit Plans.

(a)                Schedule 4.13(a) contains a true and complete list of each material Company Plan.

(b)                With respect to each Company Plan, the Company has made available to Parent (to the extent applicable) copies of: (i) the current Company Plan document and all amendments thereto (or, if there is not a written Company Plan document, a description thereof), (ii) any related trust agreement or other funding medium, in each case, as currently in effect, (iii) the most recent IRS determination or opinion letter, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description and each summary of material modification thereto, (iv) for the three most recently completed plan years (A) the Form 5500 and attached schedules, and (B) nondiscrimination testing results, and (vi) all material non-routine written correspondence since July 1, 2018 with Governmental Authorities.

(c)                Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or been obligated to contribute to, or has any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to ERISA, (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code that is subject to ERISA, (iv) any “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) that is subject to ERISA, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) that is subject to ERISA, and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(d)                (i) Each Company Plan has been established, operated and administered in all material respects accordance with its terms and in compliance with applicable Laws, including, if and to the extent applicable, without limitation ERISA and the Code; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter or favorable opinion or advisory letter from the IRS as to qualification of the form of such Company Plan, or may rely on an opinion or advisory letter issued by the IRS with respect to a prototype of volume submitter plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Plan for any period for which such Company Plan would not otherwise be covered by an IRS determination, and to the Knowledge of the Company no event or omission has occurred that would reasonably be expected to cause such Company Plan to lose such qualification; and (iii)  neither the Company nor any Company Subsidiary has any material liability or obligation to provide medical or other welfare benefits (within the meaning of Section 3(1) of ERISA with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than (w) as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable Law, (x) coverage through the end of the month of termination of employment, (y) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (z) conversion rights at the sole expense of the converting individual). Neither the Company nor any Company Subsidiary maintains any trust that is intended to be exempt from taxation under Section 501(c)(9) of the Code.

(e)                Except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary, all contributions, premiums or payments under or with respect to each Company Plan which are due on or before the Closing Date have been paid or contributed in a timely manner in accordance with the terms of such plan and applicable Law.

(f)                 (i) No Company Plan is, or since July 1, 2018 has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program or utilized an applicable self-correction program; (ii) no litigation, governmental administrative proceeding, audit or investigation by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, regarding any Company Plan. No audit or other proceeding (other than those relating to routine claims for benefits, appeals of such claims and domestic relations order proceedings) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding; and (iii) except as set forth on Schedule 4.13(f), the Company Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code, to the extent applicable thereto.

(g)                With respect to any Company Plan, as of the date hereof, no Actions (other than routine claims for benefits, appeals of such claims, and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened in writing.

(h)                No Company Plan provides for any tax “gross-up” or similar “make-whole” payments and neither the Company nor any Company Subsidiary have made any agreement, written or unwritten, to provide such a payment.

(i)                 Except as required by applicable Law or except as set forth on Schedule 4.13(i), the consummation of the transactions contemplated by this Agreement shall not, alone or together with any other event or condition, (i) result in any payment becoming due to any current or former employee or director of the Company, (ii) result in the acceleration of payment, vesting or funding of any benefits, or increase in any benefits, under any Company Plan to any current or former employee or director of the Company or any of its Subsidiaries or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

Section 4.14            Labor Relations.

(a)                Schedule 4.14(a) contains a complete and accurate list of all of the current employees of the Company and each Company Subsidiary (“Company Employees”) describing for each such Company Employee (if and to the extent applicable): their job title; whether classified as exempt or non-exempt for wage and hour purposes; date of hire, work location (including city and state, and both prior to any required remote location due to the impact of COVID-19 and following any such required remote location due to the impact of COVID-19); annual base salary or hourly rate (as applicable); annual bonus opportunity for the 2021 fiscal year and commission eligibility; part-time or full-time status; leave status (i.e., active or inactive); accrued, unused vacation, sick and/or paid time off; and the total amount of bonus, retention, change of control, severance, and other amounts payable to such Company employee as a result of the Closing. Except as set forth on Schedule 4.14(a), all U.S.-based Company Employees are employed “at-will.”

(b)                Schedule 4.14(b) contains a complete and accurate list of all of the current independent contractors, consultants, temporary employees, leased employees, interns or other servants or agents employed or used with respect to the operation of the business of the Company or any Company Subsidiary, and classified by the Company or Company Subsidiary as other than a Company Employees or compensated other than through wages paid by the Company or any Company Subsidiary’s payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business; work location; average hours worked per week; term of engagement; fee or compensation arrangements; notice period required (if any) prior to termination by the Company or Company Subsidiary; and other material contractual terms with the Company or Company Subsidiary, as applicable.

(c)                The Company currently classifies and has properly classified during the past three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance with such wage and hour Laws for the past three (3) years. To the extent that any Contingent Workers are currently or have been used within the past three (3) years, the Company has properly classified and treated them in accordance with applicable Laws, and for purposes of all wage, hour, classification and tax Laws and regulations and employee benefit plans and perquisites.

(d)                No Company Employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Company Subsidiary. In the past three (3) years, neither the Company nor any of the Company Subsidiaries has never taken any action which would constitute a “plant closing,” “business closing,” or “mass layoff,” or similar group employment loss within the meaning of employees as those terms are defined in of the WARN Act, or any similar foreign, state or local law or regulation affecting any site of employment of the Company or any Company Subsidiary, or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, and no such action that could implicate such laws or regulations are currently contemplated. Neither the Company nor any of the Company Subsidiaries has issued any notification of a plant closing or mass layoff required by the WARN Act or any similar foreign, state of local law or regulation.

(e)                Since July 1, 2017, there have been no allegations, claims or reports of sexual harassment, misconduct or abuse (or breach of any Company or Company Subsidiary policy relating to the foregoing) made to the Company or any Company Subsidiary against or relating to the conduct of any current or former employee, director or Contingent Worker of the Company or any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries has otherwise become aware of any such allegations. Since July 1, 2017, there have not been any internal investigations by or on behalf of the Company or any Company Subsidiary with respect to any claims or allegations of sexual harassment, misconduct or abuse nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(f)                 Neither the Company nor any of the Company Subsidiaries is delinquent in payments to any of their respective employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them, nor amounts required to be reimbursed to such employees or Contingent Workers.

(g)                To the Knowledge of the Company, none of the employment policies or practices of the Company or any Company Subsidiary are currently being audited or investigated by any Governmental Authority, and the Company has not received any written notice of any such audit or investigation.

(h)                The Company and the Company Subsidiaries, and their respective officers are not and since July 1, 2017 have not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(i)                 Since July 1, 2017, neither the Company nor any of the Company Subsidiaries has experienced any work stoppage, labor strike, slowdown, or other labor dispute or disruption and, to the Knowledge of the Company, none is threatened. The Company and the Company Subsidiaries are in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours, working hours, overtime wages, payroll documents and wage statements, health and safety, equal opportunity, discrimination, harassment, retaliation, termination or discharge, severance, compensation, employee benefits, affirmative action, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, restrictive covenants, labor relations and collective bargaining, proper classification of workers, contracting and subcontracting, immigration, workers’ compensation, and the payment of social security, social insurance and housing fund contributions, employment insurance and wage, payroll and other Taxes. There are no, and since July 1, 2017 there have been no actions, suits, claims, investigations, grievances, complaints, charges or other legal proceedings against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. Since July 1, 2017, neither the Company nor any Company Subsidiary has committed an unfair labor practice, and there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. There are no administrative charges or court complaints against the Company or any of the Company Subsidiaries concerning workman’s compensation, alleged employment discrimination or other employment-related matters or breach of any Law or Contract pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any other similar government entity.

(j)                 The Company and, if and to the extent applicable, the Company Subsidiaries are in material compliance with the requirements of the Immigration Reform Control Act of 1986, including but not limited to all applicable policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each of their current and former employees.

(k)                Neither the Company nor any of the Company Subsidiaries is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, concerning any Company Employees or Contingent Workers. Neither the Company nor any of the Company Subsidiaries is a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(l)                 The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable COVID-19 related Laws applicable to the Company, the Company Subsidiaries and Company Employees.

(m)              Neither the Company nor any of the Company Subsidiaries is, or has been since July 1, 2017, a party to or bound by any collective bargaining agreement with any labor organization. To the Knowledge of the Company, there are no, and since July 1, 2017 there have been no, union organizing activities involving employees of the Company or any Company Subsidiary.

Section 4.15            Environmental Compliance.

(a)                Each of the Company and each Company Subsidiary is and, since July 1, 2017 has been, in compliance in all material respects with all applicable Environmental Laws.

(b)                Each of the Company and each Company Subsidiary is in compliance in all material respects with and, since July 1, 2017, has been in compliance in all material respects with, all Permits required under any applicable Environmental Laws to conduct the business and operate the assets and processes of the Company and the Company Subsidiaries as presently conducted.

(c)                There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary, and the Company or the Company Subsidiaries have not received any notice, report or other information, in each case regarding any actual or alleged violation of, or material liability under, Environmental Laws.

(d)                To the Knowledge of the Company, no release of any Hazardous Substance has occurred on, in, under or from the Real Property for which there is or would reasonably be expected to be an obligation of the Company or a Company Subsidiary under any Environmental Law to perform an investigation or remedial action.

(e)                Neither the Company nor any Company Subsidiary is subject to any judgment, decision, consent decree, injunction, ruling, writ, notice of violation or order of any Governmental Authority with respect to matters subject to regulation under any Environmental Law.

(f)                 To the Knowledge of the Company, neither the Company nor any Company Subsidiary has arranged for any shipment of Hazardous Substances to or from any real property (including, without limitation, the Real Property) that currently gives rise to, or would reasonably be expected to give rise to, liability or obligations under any Environmental Law.

(g)                The Company has furnished to Parent all environmental, health and safety audits, reports and other documents bearing on material environmental, health or safety liabilities from a Governmental Authority relating to the current or former operations or facilities of the Company or Company Subsidiaries that are in their possession or under their reasonable control.

Section 4.16            Insurance. Schedule 4.16 sets forth a correct and complete list of all insurance policies owned by the Company and the Company Subsidiaries or which provide coverage to or for the benefit of or with respect to the Company or any of the Company Subsidiaries, correct and complete copies of which policies have previously been made available to Parent. All premiums due on such policies have been paid in full and there exists no material breach by the insured under any such policy. Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation of or intent to cancel any of the policies. Schedule 4.16 also sets forth any self-insurance or co-insurance arrangements by or affecting the Company or the Company Subsidiaries, including any reserves established thereunder. Each insurance policy set forth on Schedule 4.16 is in full force and effect as of the date hereof. Except as disclosed on Schedule 4.16, there are no currently pending claims subject to such insurance policies as to which coverage has been questioned, denied or disputed by the applicable insurer(s). There is no pending claim submitted under any such insurance policies for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. The insurance policies and binders of insurance are in amounts and provide coverages as required by applicable Governmental Authorities, Laws and any contract to which the Company is a party or by which any of its assets or properties are bound.

Section 4.17            Real Property.

(a)                The Company does not own, and has never owned, any interest in any real property.

(b)                Schedule 4.17(b) contains a list as of the date hereof of (i) all real property leased, subleased, occupied or used by the Company or any of the Company Subsidiaries (the “Real Property”) and (ii) all leases, subleases, licenses, concessions and other similar agreements under which the Company or any of the Company Subsidiaries uses or operates real property, including amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto (the “Leases”), for which true and complete copies thereof have been provided to Parent. Each Lease is legal, valid, binding and enforceable on the Company or one of the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and each Lease is in full force and effect in accordance with its own terms. With respect to the Leases, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to such Lease, in each case, except for such breaches and default as to which requisite waivers or consents have been obtained.

(c)                Other than the Real Property, the Company and the Company Subsidiaries do not have any other direct or indirect interest in real property, whether owned, leased or otherwise.

(d)                Except as set forth specifically on Schedule 4.17(d) for the Real Property:

(i)                 Neither the Company nor any Company Subsidiary has licensed, subleased or granted any third party the right to use or occupy the Real Property and there are no parties in possession of the Real Property that are not entitled to such possession; and

(ii)               The Real Property and the Company’s and Company Subsidiaries’ current operation of the business thereon do not violate in any material respect any Laws, covenants, conditions, easements, restrictions or other similar Encumbrances (other than Permitted Encumbrances).

(e)                The term “Real Property” shall include all buildings, structures, improvements and fixtures located thereon and all easements, rights-of-way and other appurtenances thereto.

Section 4.18            Personal Property. The Company or a Company Subsidiary has good and valid title to or valid leasehold interest in or a valid right to use all of the material tangible personal property owned by the Company or a Company Subsidiary or, in the case of a lease or other agreement, has a legal, valid, binding and enforceable right to use the property and assets subject thereto, in all cases free and clear of all Encumbrances, except for Permitted Encumbrances and such personal property is in reasonable operating condition, subject to ordinary wear and tear.

Section 4.19            Affiliate Transactions. Except for employment agreements and compensation, benefits and travel advances in the ordinary course of business or those matters described on Schedule 4.19, no Seller, nor any manager, director, employee, officer or Affiliate of the Company nor any individual who is, to the Knowledge of the Company, related by blood, marriage or adoption to, or an Affiliate of any of the foregoing (a) is a party to any Contract with the Company, (b) provides any services to, or (except for any amounts that will be paid in full at the Closing) is owed any money by or owes any money to, the Company (other than, in each case, (i) compensation for services performed by a Person as director, officer, contractor or employee of the Company and amounts reimbursable for routine travel and other business expenses in the Ordinary Course and (ii) pursuant to this Agreement or any Ancillary Document) or (c) to the Knowledge of the Company, owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director or in a similar capacity of, any competitor, customer or supplier or other organization which has a business relationship with the Company (such Contracts, agreements or arrangements as described in subsections (a) through (c) above, the “Related Party Contracts”).

Section 4.20            Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or set forth on Schedule 4.20:

(a)                since December 31, 2020, except as a result of epidemics, pandemics or disease outbreaks (including the novel corona virus (and any resulting COVID-19 or related sickness)) or except as set forth in Schedule 4.20(a), the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business and they have not engaged in any of the following activities:

(i)                 accelerated collection of, or discounted, accounts receivable, or taken any action or failed to take any action, in each case other than in the ordinary course of business, that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or other Persons that would otherwise reasonably be expected to occur after the Closing;

(ii)               changed any accounting practices or policies other than those required by GAAP;

(iii)             suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $50,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(iv)              except as listed in Exhibit 4.2(a) to the Schedules, issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into shares of its stock or other equity securities, or warrants, options or other rights to acquire its shares of stock or other of its equity securities;

(v)                discharged or satisfied any Encumbrance or paid any material obligation or material liability except in the ordinary course of business;

(vi)              mortgaged, pledged or subjected any portion of its properties or assets with an individual value of $50,000 or greater to any Encumbrance other than Permitted Encumbrances;

(vii)            canceled without fair consideration any material debts or claims owing to or held by it;

(viii)          sold, assigned, licensed, sub-licensed, transferred, abandoned, encumbered or permitted to lapse any authorization from a Governmental Authority (including, without limitation, transfers to equity holders of the Company or any Affiliate), which, individually or in the aggregate, are material to its business or any portion thereof or any Company Intellectual Property or other intangible assets owned by, issued to or licensed to the Company or any Company Subsidiary;

(ix)              granted any license or sublicense of any rights under or with respect to any Company Owned Intellectual Property;

(x)                made any material change in employment terms for any of its respective directors, officers, employees, and/or Contingent Workers; except as may be required under existing employment agreements or required by Law;

(xi)              hired any officer or management-level employee or engaged any Contingent Worker, or terminated the employment or accepted the resignation of any officer or management-level employee;

(xii)            implemented any employee layoffs in violation of the WARN Act;

(xiii)          entered into or negotiated a collective bargaining agreement or similar agreement;

(xiv)          instituted or settled any claim or lawsuit for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief;

(xv)            conducted its cash management customs and practices other than in the ordinary course of business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, spending on capital projects, pricing practices and operation of cash management practices generally);

(xvi)          received written notification that any material customer, advertiser, publisher or supplier will stop or decrease in any material respect the rate of business done with the Company or such Company Subsidiary;

(xvii)        incurred or guaranteed any Indebtedness, other than Indebtedness that will be paid at Closing;

(xviii)      made any capital expenditures or commitments for capital expenditures for which the outstanding amounts of unpaid obligations and commitments are in excess of $50,000 individually;

(xix)          made any loans or advances to, or guarantees for the benefit of, any Person with an individual value of $50,000 or greater;

(xx)            received written notice of any third-party claims; or

(xxi)          agreed in writing to do any of the foregoing; and

(b)                since January 1, 2020, there has not been, and neither the Company nor any Company Subsidiary has taken any action that could reasonably be expected to result in, a Material Adverse Effect.

Section 4.21            Material Customers and Suppliers.

(a)                Set forth on Schedule 4.21(a) is a list of the Company’s and the Company’s Subsidiaries’ top twenty (20) customers by annual revenue for each of the calendar years ending December 31, 2019 and December 31, 2020 and the six-month period ended June 30, 2021 (“Material Customers”), showing the approximate total revenue applicable to each such Material Customer during each such period. In the past twelve (12) months, no Material Customer has ceased, and neither the Company nor a Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice that any Material Customer has ceased or intends to cease to use the goods or services of the Company or a Company Subsidiary. No Material Customer has otherwise cancelled, materially modified, or otherwise terminated its relationship with the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary is involved in any material claim or dispute with any Material Customer.

(b)                Set forth on Schedule 4.21(b) is a list of the Company’s and the Company’s Subsidiaries’ top twenty (20) suppliers based on dollar volume of purchases by the Company for each of the calendar years ending December 31, 2019 and December 31, 2020 and the six-month period ended June 30, 2021 (“Material Suppliers”). In the past twelve (12) months, no Material Supplier has ceased, and neither the Company nor a Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice that any Material Supplier has ceased or intends to cease to use the goods or services of the Company or a Company Subsidiary. No Material Supplier has otherwise cancelled, materially modified, or otherwise terminated its relationship with the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary is involved in any material claim or dispute with any Material Supplier. The Company and the Company Subsidiaries have alternative suppliers for most of the goods or services provided by the Material Suppliers.

Section 4.22            Product Liability; Product Recall. Other than product claims and returns in the ordinary course of business, neither the Company nor any Company Subsidiary has received written notice since July 1, 2017 that the Company or any Company Subsidiary has been named a party in any Action by a third party related to the use, application, malfunction or defect of a product of the Company or a Company Subsidiary, and to the Knowledge of the Company, there is no basis for such liability. There are no outstanding, and to the Knowledge of the Company, threatened, claims against the Company or any Company Subsidiary relating to any work performed by the Company or any Company Subsidiary, and there are no material, either individually or in the aggregate, product liability, customer fraud, indemnity, warranty or other claims against the Company alleging that any product manufactured, marketed, sold leased or delivered by or on behalf of the Company or any Company Subsidiary (“Company Product”) is defective or fails to meet any product or services warranties. To the Knowledge of the Company, there are (i) no inherent design defects or systemic or chronic problems in any Company Product and (ii) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems that are material, either individually or in the aggregate, to the Company. To the Knowledge of the Company, each Company Product performs in all material respects in accordance with its documented specifications and as the Company or any Company Subsidiary has warranted or represented to its customers. Each service rendered by the Company or any Company Subsidiary has been in material conformity with all applicable contractual commitments and all express warranties, and the Company does not have any material liability for replacement or repair thereof or other damages in connection therewith.

Section 4.23            Privacy and Data Security.

(a)                As used herein, “Personal Information” means information about an identified or identifiable individual or household, computer, mobile or other device, or instance of any application or mobile application, in each case, that is protected under Laws applicable to the Company or any Company Subsidiary, and “Privacy Laws” means any laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such legal requirement governing privacy, data security or security breach notification, and any penalties and compliance with any order relating to privacy, data security or security breach notification, including, without limitation, to the extent applicable to the Company or any Company Subsidiary, the Gramm-Leach-Bliley Act, California Online Privacy Protection Act, the California Consumer Privacy Act and other United States state Laws concerning privacy and/or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act and all other applicable Laws concerning the use of Personal Information in connection with direct marketing efforts (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company or any Company Subsidiary carries on its business.

(b)                The Company and the Company Subsidiaries have at all times complied, and do comply with (i) their published privacy policies and internal privacy policies and guidelines (the “Company Privacy Policies”), (ii) all Privacy Laws, (iii) all applicable industry standards, codes of conducts and self-regulatory requirements including, to the extent applicable, the Payment Card Industry-Data Security Standard, and (iv) all contractual obligations (including those with the Company’s or any of the Company Subsidiaries’ customers) relating to (1) the privacy of users of any of the Company’s or any of its Subsidiaries’ web properties, products and/or services; (2) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by the Company and/or by any of the Company Subsidiaries and/or by third parties having access to such information on behalf of the Company and/or any of the Company Subsidiaries; and (3) the transmission of marketing and/or commercial messages through any means, including email and text message (the “Privacy Requirements”). The Company and any Company Subsidiary, as applicable, have a privacy policy regarding the collection, use, and disclosure of Personal Information in connection with the operation of the business and the privacy policy has been provided or otherwise made available to individuals whose Personal Information is processed by the Company and any Company Subsidiary; none of the disclosures made or contained in such privacy policy has been inaccurate, misleading or deceptive or in violation of the Privacy Laws (including containing any material omission). Complete and accurate copies of the Company Privacy Policies have been provided to Parent.

(c)                Neither the Company nor any Company Subsidiary has received written notice from any Person (including any Governmental Authority) of the commencement of any Action relating to the Company’s or any Company Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, storage or disposal of Personal Information maintained by or on behalf of the Company or any Company Subsidiary, and, to the Knowledge of the Company, no such Action has been threatened.

(d)                Each of the Company and each Company Subsidiary has taken appropriate organizational, physical, administrative and technical measures required by Privacy Laws consistent with standards prudent in the industry in which the Company and each Company Subsidiary operates, any existing contractual commitment made by the Company and each Company Subsidiary that is applicable to Personal Information, any written policy adopted by the Company and each Company Subsidiary, including the Company Privacy Policies, and the Company’s and each Company Subsidiary’s information security program designed to protect (i) the integrity, security and operations of the Company’s and each Company Subsidiary’s information technology systems, and (ii) the Personal Information owned, maintained or otherwise processed by the Company and each Company Subsidiary against data security incidents or other misuse. Each of the Company and each Company Subsidiary has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security incidents.

(e)                Each of the Company and each Company Subsidiary has: (A) regularly conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s and any Company Subsidiary’s systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available to Parent true and accurate copies of all Information Security Reviews; and (D) timely installed software security patches and other fixes to identified technical information security vulnerabilities. Each of the Company and each Company Subsidiary provides its employees with regular training on privacy and data security matters.

(f)                 Each of the Company and each Company Subsidiary has required and does require all third parties to which it provides Personal Information and/or access thereto to maintain the privacy and security of the Personal Information, including by contractually obligating such third parties to protect such Personal Information from unauthorized access by and/or disclosure to any unauthorized third parties.

(g)                (i) There have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information in the custody or control of the Company or any Company Subsidiary or any service provider acting on behalf of the Company or any Company Subsidiary, and (ii) no breach or violation of the information security systems of the Company or any Company Subsidiary has occurred or is threatened in writing, and there has been no unauthorized or illegal use of or access to any Personal Information. Each of the Company and each Company Subsidiary has a data breach response plan which has been tested on at least an annual basis.

(h)                The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws or the Company Privacy Policies as they currently exist or, with respect to the Company Privacy Policies, as they existed at any time during which any of the Personal Information was collected or obtained.

(i)                 Neither the Company nor any Company Subsidiary has supplied or provided access to Personal Information under its control and/or in its possession to a third party in exchange for remuneration or other consideration.

(j)                 Neither the Company nor any Company Subsidiary has, or has had, customers or users in the European Economic Area or the United Kingdom that would cause the Company or any Company Subsidiary to be subject to the European General Data Protection Regulation 2016/679 and other European or United Kingdom’s data protection and privacy laws.

Section 4.24            Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and accounts receivable arising after the date thereof (a) are good and valid receivables which are, to the Knowledge of the Company, collectible in the ordinary course of business, (b) have arisen from bona fide transactions entered into by the Company or a Company Subsidiary involving the sale of inventory or the rendering of a service in the ordinary course of business consistent with past practice, and (c) subject only to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising subsequent to the date of the Interim Balance Sheet, on the accounting records of the Company or such Company Subsidiary, have been computed in a manner consistent with past practice.

Section 4.25            Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

Section 4.26            Stockholder Vote. The affirmative vote or written consent of the holders of a majority of the outstanding Shares adopting this Agreement are the only votes or written consents of the equity interests or other securities of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.27            Anti-Corruption and Trade Control Laws.

(a)                Neither the Company, any of the Company Subsidiaries, nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office or other Person for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to improperly affect any act or decision, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Company, any Company Subsidiary, or any of their respective Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company, any of the Company Subsidiaries, nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. The Company further represents that it has maintained, and has caused each of the Company Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies adequately designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law, and to ensure that all books and records of the Company and the Company Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company, the Company Subsidiaries nor any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(b)                Since July 1, 2017, the Company and the Company Subsidiaries have been in compliance in all material respects with all applicable import, export control, and economic and trade sanctions Laws, including the regulations, Executive Orders and other legal regimes administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security, the U.S. Department of Commerce (including the Export Administration Regulations administered by the Bureau of Industry and Security (“BIS”)),the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and have made any required filings with, any Governmental Authority required for (i) the import, export, or reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Trade Approvals”). The Company represents and warrants that all items (including software) manufactured, developed, or exported since July 1, 2017 are designated EAR99 under the Export Administration Regulations.

(c)                There are no pending, or threatened claims in writing against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals. The Company has established, and has caused the Company Subsidiaries to comply with, sufficient internal controls and procedures to ensure compliance with the Trade Laws.

Section 4.28            Export Controls. The Company and the Company Subsidiaries are and have been since July 1, 2017 in compliance in all material respects with applicable United States rules and regulations related to export controls, trade, economic, and financial sanctions and embargoes, and customs matters and, such rules and regulations of other applicable Governmental Authorities. Since July 1, 2017, neither the Company nor any Company Subsidiaries, directors, officers, employees or agents have performed any service or sold any product to a resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by any U.S. Governmental Authority, which currently include the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria (a “Sanctioned Jurisdiction”), or to any Person or entity designated on a publicly-available list of sanctions targets maintained by any relevant Governmental Authority (a “Sanctioned Person,” including but not limited to (i) being designated on one or more lists maintained by OFAC or BIS, (ii) being located or resident in a Sanctioned Jurisdiction, or (iii) being owned or controlled by a Person or entity within (i) or (ii)). Neither the Company, any of the Company Subsidiaries, nor any of their respective directors, officers, employees or agents are a Sanctioned Person.

Section 4.29            Solvency. Before and immediately after giving effect to the Closing, neither the Company nor any Company Subsidiary (a) will be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) will not have adequate capital with which to engage in its business or (c) will have incurred debts beyond its ability to pay as they become due.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as set forth in the Schedules delivered by or on behalf of Parent, Merger Sub I and Merger Sub II to the Company on the date hereof concurrently with the execution of this Agreement (subject to the limitations set forth in Section 11.6(a)), Parent, Merger Sub I and Merger Sub II, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1               Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent Merger Sub I and Merger Sub II has all requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent’s ability to consummate the transactions contemplated hereby.

Section 5.2               Authority; Binding Obligation. Each of Parent, Merger Sub I and Merger Sub II has the requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action on the part of Parent, Merger Sub I and Merger Sub II and no other organizational proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II. This Agreement has been, and the Ancillary Agreements will upon their execution be, duly executed and delivered by Parent, Merger Sub I and Merger Sub II and constitutes and will constitute the legal, valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.3               No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II and performance by each of Parent, Merger Sub I and Merger Sub II of its obligations hereunder and thereunder (a) do not conflict with or result in any violation of the charter or bylaws or other constituent documents of Parent, Merger Sub I or Merger Sub II, (b) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under any material indenture, mortgage or loan or any other agreement or instrument to which each of Parent, Merger Sub I or Merger Sub II is a party or by which it is bound or to which properties of Parent, Merger Sub I or Merger Sub II may be subject, and (c) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over the properties of Parent, Merger Sub I or Merger Sub II; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the transactions contemplated hereby.

Section 5.4               No Authorization or Consents Required. Except for the applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made by Parent, Merger Sub I or Merger Sub II in connection with the due execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by each of Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of each of Parent, Merger Sub I and Merger Sub II to consummate the transactions contemplated hereby.

Section 5.5               Brokers. No broker, finder or similar intermediary has acted for or on behalf of Parent, Merger Sub I or Merger Sub II in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent, Merger Sub I or Merger Sub II or any action taken by Parent, Merger Sub I or Merger Sub II.

Section 5.6               Litigation. There is no Action pending or, to the knowledge of Parent, Merger Sub I or Merger Sub II, threatened against Parent, Merger Sub I or Merger Sub II or any portion of their respective properties or assets by or before any Governmental Authority which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the transactions contemplated hereby.

Section 5.7               Cash Resources. Parent has sufficient cash resources to pay the cash component of Aggregate Merger Consideration Value pursuant to this Agreement.

Section 5.8               No Other Representations. Parent, Merger Sub I and Merger Sub II acknowledge and agree that neither the Company, nor any of its Affiliates, nor its of its Affiliates' respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made and is making (express or implied), and Parent, Merger Sub I and Merger Sub II are not relying on and have not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as expressly provided in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere (including any such materials contained in any “data room” or reviewed by Parent or any of its Affiliates, agents or representatives in connection with the transactions contemplated herein) or presentations that have been or shall hereafter be provided to Parent or its representatives, are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article IV.

Article VI
COVENANTS

Section 6.1               Regulatory Compliance.

(a)                As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, Parent and the Company shall make and shall cause any of their respective Affiliates and Subsidiaries to make all filings and notifications required by Law to be made by them in connection with the Mergers. In furtherance and not in limitation of the foregoing, as may required by applicable Law, each of Parent and, where applicable, the Company, undertakes and agrees to (i) make, or cause to be made, an appropriate filing of a pre-merger notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within five (5) Business Days, unless extended by mutual agreement of Parent and the Company) after the date hereof, (ii) make, or cause to be made, all filings that may be required of each of Parent, the Company or any of their respective Subsidiaries or Affiliates under the other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within fifteen (15) Business Days) after the date hereof, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the other Antitrust Laws, and (iv) use commercially reasonable efforts to take actions necessary to avoid, eliminate, and resolve any and all impediments under any Antitrust Law or trade regulation law that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and to obtain all consents, approvals, and waivers under any Antitrust Law that may be required by any Governmental Authority to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable. The Company shall cooperate with the Parent and their respective Representatives (A) with respect to all filings and notifications that the Parent or its related parties may be required by Law to make in connection with the Mergers, (B) in identifying and obtaining the authorization from a Governmental Authority required by the Parent to own and operate the Company and its Subsidiaries from and after the Closing Date, and (C) in obtaining all consents identified in Schedule 4.6. In furtherance thereof, the Company shall cooperate with the Parent and shall respond as promptly as practicable to all requests or inquiries received from the Federal Trade Commission (the “FTC”) or the Department of Justice (“DOJ”) for additional documentation or information. Parent will consult with and consider in good faith the comments of Sellers in connection with any filing, communication, defense, litigation, negotiation, or strategy, and, to the extent reasonably practicable and to the extent permitted by law, give Sellers the opportunity to attend and participate in any material meeting or conference with any Governmental Authority either in person or by telephone, or, in connection with any proceeding by a private party, with any other Person relating to the HSR Act or any other Antitrust Law regarding the transaction. Except for the filing fees under the HSR Act (which Parent will pay in full and 50% of such amount shall be treated as a Company Expense) and any filings imposed by Law on Parent (which shall be borne one hundred percent (100%) by Parent), Sellers shall bear all other filing and other fees payable to Governmental Authorities as a result of the Mergers (100% of such amounts shall be treated as a Company Expense). Promptly following the filing thereof, to the extent legally permitted, the Company shall provide to counsel for Parent all filings and written submissions, including attachments thereto, made by Sellers to any Governmental Authority regarding the Mergers; provided that the Company shall be entitled to redact privileged and competitively sensitive information and any information relating to the valuation of the Company and similar matters relating to the Mergers.

(b)                With respect to the Company Subsidiary incorporated in the PRC, as promptly as practicable after the Second Effective Time, Parent, the Company and Merger Sub II shall make and shall cause any of their respective Affiliates and Subsidiaries to make all filings, notifications and registrations required by PRC Law in connection with the change of the immediate shareholder of Company Subsidiary in the PRC from the Company to Merger Sub II as a result of Merger II. Prior to the Closing, if required by applicable Law, the Parent, the Company and Merger Sub II will and will cause any of their respective Affiliates and Subsidiaries to execute forms and documents, including a short-form merger agreement or other alternative agreement to the same effect in English and Chinese, as required by the Governmental Authority in the PRC. In addition, the Company shall cooperate with Merger Sub II and their respective Representative to make all filings, notifications and registrations in connection with the replacement of any legal representative, director, supervisor, general manager and other officer or any amendment to the corporate registrations of the Company Subsidiary in the PRC as Merger Sub II deems reasonable, necessary and desirable following the Closing. Without limitation to the foregoing, the Company shall, and shall use all commercially reasonable efforts to cause that the Company Subsidiary in the PRC, its legal representative, director, supervisor, general manager, other officer and any necessary third party, at any time upon request of the Parent, Merger Sub II and their respective Representative, execute such documents and do such acts and things to give effect to all filings, notifications and registrations in the PRC as contemplated under this Section.

(c)                The Company and Parent shall jointly agree upon the form of any pre-Closing consents, notices or announcements to Governmental Authorities (to the extent permitted by Law) as may be required by Antitrust Law. Each Party shall promptly inform the other Parties of any oral communication with, and, to the extent permitted by Law, provide copies of all written communications with, any Governmental Authority regarding any such filing or notification or the Mergers. During the Covered Period, none of the Company, the Sellers, the Stockholders’ Representative nor their respective Affiliates or Representatives shall independently participate in any formal meeting with any Governmental Authority in respect of any filings, investigation or other inquiry in connection herewith without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

(d)                Notwithstanding the foregoing, nothing in this Section 6.1 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the Mergers; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(e)                If and to the extent applicable, the Parent and the Company shall cause to update the Ultimate Beneficial Owner (UBO) registration of the Company Subsidiaries within the applicable time period prescribed by Law.

Section 6.2               Operation of the Business.

(a)                From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, the Company shall (except with the prior written consent of Parent (e-mail acceptable)): (i) operate the business of the Company and the Company Subsidiaries (the “Business”) in the ordinary course of business substantially consistent with past practice (except where such conduct would expressly conflict with the covenants set forth herein or other obligations under this Agreement or as may be reasonably necessary to comply with applicable Law or sanctioned response of a Governmental Authority as a result of the outbreak of COVID-19); (ii) operate the Business in compliance in all material respects with all Laws; (iii) maintain the assets of the Company and its Subsidiaries in operating condition and repair (subject to normal wear and tear in light of their respective ages); (iv) use commercially reasonable efforts to maintain policies of liability, casualty and property insurance of substantially similar coverage as the policies currently carried in respect of the Business; (v) use commercially reasonable efforts to preserve the goodwill, relationships and business of the officers, employees, customers and suppliers of the Business; (vi) administer and operate the Business in material compliance with all Permits and use commercially reasonable efforts to maintain all such Permits; (vii) make expenditures, including planned capital expenditures and marketing and promotional expenditures consistent with past practices; (viii) maintain the books of account and records in the ordinary course of business consistent with past practices; (ix) make any required regulatory filings in a timely manner (taking into account any requested extensions) and in compliance in all material respects with all applicable Laws and Permits; (x) (A) maintain, consistent with its past practices, all of its current credit, collections and payment policies, procedures and practices, (B) collect accounts receivable in the ordinary course of business consistent with the Business’ current collection policies, procedures and practices, and (C) except where subject to a good faith dispute, pay all accounts payable in the ordinary course of business consistent with past practice; (xi) use commercially reasonable efforts to preserve intact the services of the employees of the Business; (xii) not sell, assign, license, transfer, or otherwise disclose or make available, or abandon, fail to maintain or prosecute diligently, or otherwise dispose of, any Company Intellectual Property, or subject any Company Intellectual Property to any additional Encumbrance, except in the ordinary course of business and except for Permitted Encumbrances, (xiii) promptly deliver to Parent a true, correct and complete copy of each Contract that would be a Material Contract had it been entered into prior to the date hereof that is entered into in respect of the Business between the date hereof and the Closing; (xiv) maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; (xv) except as set forth on Schedule 6.2(a), not amend, modify, extend, renew or terminate any Lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; and (xvi) not (A) make, change or revoke any Tax election of the Company or any Company Subsidiary, (B) file any amended Tax Return of the Company or any Company Subsidiary, (C) change (or request to change) any method of accounting of the Company or any Company Subsidiary for Tax purposes other than those required by GAAP, (D) settle or compromise any amount of Tax liability of the Company or any Company Subsidiary for any Tax claim or assessment, (E) claim or surrender any right to claim a refund of Taxes of the Company or any Company Subsidiary, (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of the Company or any Company Subsidiary, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) with any Governmental Authority or (H) fail to pay any Taxes of the Company or any Company Subsidiary when due or file Tax Returns of the Company or any Company Subsidiary when due (xvi) notify Parent if the Company or a Company Subsidiary receives written notification that any material customer, advertiser, publisher or supplier will stop or decrease in any material respect the rate of business done with the Company or such Company Subsidiary or (xvii) knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)                From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, the Company shall not, without the prior written consent of Parent (e-mail acceptable) or as otherwise disclosed in the Schedules, take or agree to take any of the actions described in clauses (ii), (iv) (other than the issuance of Common Stock upon exercise of Vested Options) through (vii), (ix), (x), (xii) through (xiv), (xvii) and (xix) of Section 4.20(a).

(c)                Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent that the requirement of such consent is determined by Sellers’ outside legal counsel to violate any applicable Laws.

Section 6.3               Access to Information; Public Announcements.

(a)                Parent acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records (including Tax records) relating to pre-Closing periods in respect of the Company and Company Subsidiaries in the possession of Parent or its Affiliates for not less than five years. Parent shall, upon reasonable notice, only to the extent reasonably necessary in connection with any third party indemnification matters pursuant to Article VIII, audit, accounting or tax matters and subject to any applicable privilege (including the attorney-client privilege), give the Stockholders’ Representative and its authorized Representatives reasonable access during normal business hours to examine, inspect and copy such books and records; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Ultimate Surviving Corporation and the Company Subsidiaries.

(b)                None of the parties will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party hereto from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or publication. The parties hereto shall issue a joint press release in connection with the consummation of the transactions contemplated hereby on the Closing Date in form and substance mutually satisfactory to such parties. Notwithstanding anything herein to the contrary, following Closing and the public announcement of the Mergers, if any, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 6.4               Resignations. The Company shall cause to be delivered to Parent on the Closing Date such resignations of members of the board of directors of the Company, each board of directors of a Company Subsidiary, supervisor and general manager of the Company Subsidiary in the PRC and each Person appointed as an officer thereof which have been requested in writing by Parent prior to the Closing Date, such resignations to be effective concurrently with the Closing. The Parent shall, if and to the extent applicable, cause to accept the resignation of the members of the board of directors of each Company Subsidiary and to perform all required formalities in this regard. The Parent shall cause to grant, if and to the extent applicable, provisional discharge to the members of the board of directors of the Belgian Company Subsidiary on the Closing and shall cause to confirm this discharge during the next general meeting of shareholders which will decide on the approval of the annual accounts of the financial years applicable.

Section 6.5               Officer and Director Indemnification and Insurance.

(a)                Parent (on its own behalf and, as of the Closing, on behalf of the Ultimate Surviving Corporation and each Company Subsidiary) agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries and the fiduciaries of any Company Plan (the “Indemnified Parties”), as provided in the respective organizational documents (provided that true, correct and complete copies of such agreements have been delivered to Parent), in effect immediately prior to the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)                On or prior to the Closing Date, the Company shall pay (100% of such amount shall be treated as a Company Expense) for a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing Date (i) to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary, Company Plan on or prior to the Closing Date and (ii) which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company.

(c)                The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d)                In the event that, following the Closing, Parent or the Ultimate Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Ultimate Surviving Corporation, as applicable, shall take commercially reasonable action so that the successors or assigns of Parent or the Ultimate Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6               Employee Matters. Except as otherwise set forth in any Company Plan in effect as of the date hereof:

(a)                Except as specifically provided herein, Parent shall use commercially reasonable efforts to cause service rendered by employees of the Company and each Company Subsidiary prior to the Closing Date to be credited for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its subsidiaries (including the Company and each Company Subsidiary) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and each Company Subsidiary for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Parent shall, or shall cause the Ultimate Surviving Corporation and each Company Subsidiary to, use commercially reasonable efforts to cause employees of the Company and each Company Subsidiary to not be subject to any pre-existing condition limitation under any health or welfare plan of Parent or its subsidiaries (including the Company and each Company Subsidiary) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and each Company Subsidiary in which such employee participated immediately prior to the Closing Date. Parent shall use commercially reasonable efforts to cause such employees to be given credit under such plans for co-payments made, and deductibles satisfied in the year of the Closing, prior to the Closing Date.

(b)                No provision of this Agreement shall be deemed to constitute an amendment of any employee benefit plan or program of Parent or any of its subsidiaries (including the Ultimate Surviving Corporation and the Company Subsidiaries), nor shall this Agreement limit, in any way, the ability of Parent or any of its Subsidiaries (including the Ultimate Surviving Corporation and the Company Subsidiaries) to amend or terminate any employee benefit plan or program in whole or in part at any time in their sole discretion. Nothing in this Agreement shall provide any individual any right to continued employment with Parent or any of its subsidiaries (including the Ultimate Surviving Corporation or the Company Subsidiaries), or grant any individual with any third party beneficiary rights or inure to the benefit of, or be enforceable by, any employee of the Company or a Company Subsidiary (or any beneficiary or dependent of any such employee) or any entity or Person representing the interests of any such employee, beneficiary or dependent.

Section 6.7               R&W Insurance Policy. At the Closing, Parent will pay all premiums, taxes, commissions, fees, costs and other payments (100% of such premiums, taxes, commissions, fees, costs and other payments to be treated as Company Expenses) and take all necessary actions to bind Parent’s coverage under the R&W Insurance Policy. The R&W Insurance Policy shall provide that (i) Euclid Transactional, LLC (the “R&W Insurer”) shall have no right of subrogation against Sellers, and the R&W Insurer has waived any such right of subrogation, except in the case of fraud, and (ii) such waiver may not be amended without the written consent of the Stockholders’ Representative.

Section 6.8               Lock-Up Period; Legends and Restrictions on Transfer.

(a)                Lock-Up Period. The Stockholders who receive Parent Stock pursuant to this Agreement, will each enter into a Lock-Up Acknowledgement Agreement pursuant to which, such Stockholder will acknowledge and agree that they will not, directly or indirectly, effect a Disposition of the Consideration Shares, without the prior written consent of Parent, unless such Disposition is made (i) pursuant to an available exemption from registration under the Securities Act and (ii) following a period of time (the “Lock-Up Period”) commencing on the Closing Date and continuing to and including the date that is (i) the first anniversary of the Closing Date for the Stockholders listed on Schedule 6.8(a) and (ii) six (6) months from the Closing Date for all other Stockholders who receive Parent Stock pursuant to this Agreement.

(b)                Legends. Any certificate representing any Consideration Shares or any book entry notation for the Consideration Shares and any other securities issued in respect of or in exchange for the Consideration Shares during the Lock Up Period, shall be subject to the following legends:

(i)                 Restrictions on Sale Legend

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THEY MAY NOT BE PLEDGED, OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

(ii)               Lock-Up Legend

THESE SECURITIES ARE HELD SUBJECT TO THE TERMS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 8, 2021 BY AND AMONG OQTON, INC., 3D SYSTEMS CORPORATION AND THE OTHER PARTIES THERETO WHICH PROVIDES THAT THE SHARES ISSUED PURSUANT THERETO ARE SUBJECT TO CERTAIN RESTRICTIONS ON SALE FOR PERIODS OF TIME. A COPY OF THAT AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF 3D SYSTEMS CORPORATION LISTED ON THE COVER PAGE OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(c)                Restrictions on Transfer. The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to substitute cash for shares of Parent Stock (based on the Parent Stock Price) in the event Parent determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a Company Stockholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 6.9               Exclusive Dealing. During the Covered Period, none of the Sellers, the Company or any of their Representatives may directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than the Parent) relating to any business combination transaction involving the Company or its Subsidiaries, however structured, including the sale of the business or assets (other than sales of assets in the ordinary course of business) of any of the Company or its Subsidiaries, or any equity interest any of the Company or its Subsidiaries, or any merger, consolidation, or similar transaction or arrangement. The Company, on behalf of the Sellers, shall notify Parent of any such inquiry or proposal within 72 hours of receipt thereof by any Seller, Company, Company Subsidiary or any of their respective Representatives.

Section 6.10            Company Extraordinary Expenses. If the Closing does not occur within sixty (60) days of the date hereof, the Company may propose any extraordinary operating expenses to Parent for Parent's good faith reimbursement consideration.  Any reimbursements approved by Parent will be capped at $500,000 in the aggregate and will be deemed a Current Asset for purposes of calculating the Adjustment Amount in accordance with Section 2.10.

Section 6.11            Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Article VII
TAX MATTERS

Section 7.1               Tax Treatment. The parties intend that, for U.S. federal Income Tax purposes, the Mergers, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368 of the Code. This Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each party hereto shall cause all Tax Returns to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code). The Company acknowledges that the Company and the Sellers are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreement contemplated hereby.

Section 7.2               Tax Returns.

(a)                The Company and each Company Subsidiary shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Company Subsidiaries required to be filed on or before the Closing Date, and shall timely pay all Taxes that are due and payable on or before the Closing Date. Except to the extent required under applicable Law, all such Tax Returns shall be prepared and filed in a manner consistent with past custom and practice of the Company and Company Subsidiaries except as required by applicable Law or change in fact, including the most recent Tax practices as to elections and accounting methods of the Company and the Company Subsidiaries.

(b)                Parent shall, at the Company’s expense, prepare and timely file, or cause to be prepared and timely filed, any and all Tax Returns required to be filed by the Company and Company Subsidiaries for any Pre-Closing Tax Period and for any Straddle Period the due date of which (including extensions) is after the Closing Date (collectively, “Parent Returns”). Each such Parent Return shall be prepared in a manner consistent with past custom and practice of the Company except as required by applicable Law or change in fact, including the most recent Tax practices as to elections and accounting methods of the Company and the Company Subsidiaries; provided, that the parties agree that any compensation paid as a part of the Closing, including any bonuses or payments associated with compensatory stock options, shall be reflected as deductions on the applicable Parent Returns for the Pre-Closing Tax Period so long as such deductions are “more likely than not” deductible (or deductible at a higher confidence level). Parent shall deliver a true, correct and complete copy of each such Parent Return to Stockholders’ Representative at least thirty (30) days prior to the date on which such Parent Return is required to be filed (taking into consideration applicable extensions) for Stockholders’ Representative’s review, comment, and approval; provided, however, if such Parent Return is required to be filed within sixty (60) days following the Closing Date or end of the relevant taxable period, Parent shall provide a true, correct and complete copy of such Parent Return to Stockholders’ Representative as soon as commercially reasonable. Stockholders’ Representative shall review such Parent Returns within twenty (20) days after the delivery of such Parent Returns. In connection with Stockholders’ Representative’s review, Parent shall provide or cause to be provided promptly to Stockholders’ Representative information reasonably requested by Stockholders’ Representative. If Stockholders’ Representative does not submit comments within such review period, Stockholders’ Representative will be deemed to have approved such Parent Returns as prepared by Parent. If Stockholders’ Representative submits comments to Parent within such review period, Parent and Stockholders’ Representative shall negotiate in good faith to resolve any such items disputed in such comments. If Parent and Stockholders’ Representative are unable to resolve any such dispute within ten (10) days after Stockholders’ Representative provides its comments, the parties shall resolve the dispute in accordance with Section 7.2(c).

(c)                In the event Parent and Stockholders’ Representative are unable to agree on any timely-raised issue raised by Stockholders’ Representative pursuant to Section 7.2(b), Parent and Stockholders’ Representative shall engage the Independent Accountants to resolve the matter, and the Independent Accountants’ determination shall be final and binding on the parties. The Independent Accountants shall resolve the dispute within twenty (20) days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 7.2, Parent shall be entitled to file on behalf of the Company and Company Subsidiaries, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. If the Independent Accountants’ resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then Parent shall cause an amended Tax Return to be filed that reflects such resolution. The fees and expenses of the Independent Accountants shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor.

(d)                At least five (5) days prior to the due date for paying any Pre-Closing Taxes due and payable after the Closing Date, the Company Securityholders shall pay Parent the amount of such Pre-Closing Taxes; provided, however, that if any such Pre-Closing Tax also constitutes a Closing Unpaid Tax (i) the amount to be paid by the Company Securityholders shall equal the excess of the amount of such Pre-Closing Tax over the amount of such Closing Unpaid Tax, and (ii) if the amount of such Pre-Closing Tax is less than the amount of such Closing Unpaid Tax, Parent shall pay to the Payments Administrator (for further distribution to the Company Securityholders), the amount of such shortfall within five (5) days following the filing of the Tax Return reflecting such Pre-Closing Tax.

(e)                To the extent permitted or required by Law or administrative practice, the taxable year of the Company and Company Subsidiaries shall be treated as closing on (and including) the Closing Date. In the case of any Straddle Period, (A) the amount of any sales or use Tax, value-added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts, in each case, imposed upon or payable by or with respect to the Company and Company Subsidiaries for any Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Company and Company Subsidiaries as of the end of the Closing Date (and for such purpose, the taxable period of any partnership, controlled foreign corporation or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and (B) the amount of any Taxes other than a sales or use Tax, value-added Tax, employment Tax, withholding Tax, or Tax based on or measured by income, profits, or receipts Taxes of the Company and Company Subsidiaries for any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period (in the case of real and personal property Taxes, disregarding any days on which the property was not owned by the Company or Company Subsidiaries); provided, however, exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata per diem basis.

Section 7.3               Cooperation. Each party shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to Section 7.3 and any Action in respect of Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party further agrees (a) to retain all books and records in such party’s possession with respect to Tax matters pertinent to the Company and Company Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Parent or Company Securityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give to the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, each such party shall allow the requesting party to take possession of such books and records. The parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Mergers).

Section 7.4               Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne by the Sellers. Parent and Company Securityholders shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation (“Transfer Tax Returns”). Each of Parent and Company Securityholders agree to cooperate with the other party in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

Section 7.5               Tax Sharing Agreements. The Sellers shall cause all Tax-sharing agreements, Tax allocation agreements, Tax indemnity agreements or similar agreements with respect to or involving the Company or any Company Subsidiary to be terminated as of the Closing Date and shall ensure that, after the Closing Date, neither the Company nor any Company Subsidiary shall be bound thereby or have any Liability thereunder.

Section 7.6               Tax Refunds. Except to the extent reflected as an asset (or an offset to a liability) in the computation of the Merger Consideration (as finally determined), any Tax refund (or credit in lieu of Tax refund) received after the Closing Date by the Company and any Company Subsidiary that is attributable to a Pre-Closing Tax Period shall be paid (net of any Taxes and reasonable expenses incurred in connection therewith) to the Payments Administrator (for further distribution to the Company Securityholders in accordance with their respective Pro Rata Percentages) within ten (10) Business Days after receipt of such Tax refund (or claiming such credit in lieu of Tax refund against Taxes due and payable). For purposes of this Section 7.6, any Tax refund (or credit in lieu of Tax refund) for a Straddle Period shall be allocated in a manner consistent with Section 7.2(c).

Section 7.7               Post-Closing Actions. Except as otherwise required by applicable Law or except as otherwise specifically provided in this Agreement, Parent, the Ultimate Surviving Corporation and each of their Affiliates shall not (i) other than any Tax Returns that are filed pursuant to Section 7.2, amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of the Company or any Company Subsidiary for any Pre-Closing Tax Period, (ii) initiate discussions or examinations with a Governmental Authority or make any voluntary disclosures with respect to Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period, (iii) extend any statute of limitation with respect to the Company or any Company Subsidiary for a Pre-Closing Tax Period, (iv) make or cause to be made any extraordinary transactions or events with respect to the Company and any Company Subsidiary on the Closing Date after the Closing, or (v) make or change any Tax election of the Company or the Company Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.8               Bulletin 7 Tax Filing.

(a)                In respect of Merger I, Parent shall within thirty (30) days of the Closing (“Submission Date”), make a filing with the relevant tax authority in the PRC in relation to Bulletin 7 in accordance with all applicable PRC Laws (the “Bulletin 7 Tax Filing”).

(b)                Parent shall prepare documents required for the Bulletin 7 Tax Filing (“Bulletin 7 Reporting Materials”). Parent shall provide the first draft of the Bulletin 7 Reporting Materials (“Bulletin 7 First Draft”) to the Stockholders’ Representative no later than ten (10) days after the Closing.

(c)                The Stockholders’ Representative may provide comments to the Bulletin 7 First Draft no later than fifteen (15) days from the date of receipt of the Bulletin 7 First Draft from Parent, subject to the following conditions:

(i)                 If the Stockholders’ Representative does not provide comments to the Bulletin 7 First Draft within such timeline, the Bulletin 7 First Draft shall be deemed as the final draft Bulletin 7 Reporting Materials to be submitted to the competent PRC tax Governmental Authority.

(ii)               If the Stockholders’ Representative does provide comments to the Bulletin 7 Draft within such timeline, Parent shall consider in good faith all such comments from the Stockholders’ Representative. Within three (3) days from the date of receipt of the Stockholders’ Representative's comments to the Bulletin 7 First Draft, Parent shall provide the final Bulletin 7 Reporting Materials to Stockholders’ Representative.

(d)                Parent shall submit the Bulletin 7 Tax Filing to the competent PRC tax Governmental Authority as soon as the Bulletin 7 Tax Filing Reporting Materials are finalized in accordance with Section 7.8(c) above and in any event no later than the Submission Date.

(e)                The Stockholders’ Representative and the Sellers shall use commercially reasonable efforts to provide all reasonably necessary support for the Bulletin 7 Tax Filing as requested by the competent PRC tax Governmental Authority.

(f)                 In the event that the competent PRC tax Governmental Authority does not accept the Bulletin 7 Tax Filing duly made by Parent, the Stockholders’ Representative and Parent shall consult and co-operate with each other and each other’s advisors (where available) in good faith and continue to use commercially reasonable efforts to negotiate with the competent PRC tax Governmental Authority until the Bulletin 7 Tax Filing has been successfully made.

(g)                Each of Parent and Stockholders’ Representative (solely on behalf of the Sellers) will pay its own costs incurred in connection with the Bulletin 7 Tax Filing, including the negotiation, preparation, execution and submission of the Bulletin 7 Tax Filing.

(h)                Parent, the Stockholders’ Representative and the Sellers agree, after good faith commercial negotiations, that Chinese Yuan 6,919,000.00 from the Aggregate Merger Consideration Value is allocated to the Company’s subsidiary in the PRC.

Article VIII
INDEMNIFICATION

Section 8.1               Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date (the “General Survival Date”); provided that the Fundamental Representations (other than the representations and warranties in Section 4.12 (Taxes)) shall survive the Closing for the period of five (5) years (the “Fundamental Representations Cutoff Date”), provided, further, that the representations and warranties in Section 4.12 (Taxes) shall survive the Closing for a period of ninety (90) days following the expiration of the statute of limitations (plus any extensions or waivers thereof) for such Taxes under applicable law (the “Tax Cutoff Date” and each of the General Survival Date, the Fundamental Representations Cutoff Date and the Tax Cutoff Date, as applicable, the “Cutoff Date”). All covenants and agreements of the parties contained herein shall survive the Closing (i) for the period explicitly specified in such covenant or (ii) otherwise, for the statute of limitations under applicable Law. Notwithstanding the foregoing, any claims based on actual fact and asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the applicable Cutoff Date or end of any other applicable survival period set forth herein shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved. The foregoing time limitations shall not limit any claim by any party based on Fraud. The parties further acknowledge that the time periods set forth in this Section 8.1 and elsewhere in this Agreement for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 8.1 and elsewhere in this Agreement may be shorter or longer than otherwise provided by law.

Section 8.2               Indemnification By Indemnifying Sellers. Subject to the other terms and conditions of this Article VIII, from and after the Effective Time, the Indemnifying Sellers shall severally (based on such Indemnifying Seller's Pro Rata Percentage of such Loss covered by this Section 8.2) and not jointly indemnify and defend each of Parent, Merger Sub I, Merger Sub II, the Ultimate Surviving Corporation and its Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees as a result of:

(a)                any breach of any of the representations or warranties of the Company contained in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company in connection with this Agreement or any Ancillary Agreement;

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or any Ancillary Agreement;

(c)                any Indebtedness, excluding Assumed Indebtedness, not fully satisfied at Closing;

(d)                any Company Expenses not fully satisfied at Closing;

(e)                any and all Pre-Closing Taxes;

(f)                 (i) any amount in excess of the Per Share Aggregate Consideration Value required to be paid to Dissenting Stockholders, including any interest required to be paid thereon, (ii) any claims by any Person that such Person is entitled to receive any portion of the Merger Consideration or (iii) any claims regarding the amount of the Merger Consideration received by a Seller; or

(g)                any Fraud in connection with this Agreement (i) by the Company or its Representatives or (ii) by any Indemnifying Seller; provided, however, only the Indemnifying Seller who committed such Fraud shall indemnify and defend Parent Indemnitees for such Fraud.

Section 8.3               Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend the Sellers and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of:

(a)                any breach of any of the representations or warranties of Parent contained in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company in connection with this Agreement; or

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement or any Ancillary Agreement.

Section 8.4               Indemnification Procedures.

(a)                Notice of Claim. Any indemnified party (an “Indemnitee”) making a claim for indemnification pursuant to Section 8.2 or Section 8.3 must give the party from whom indemnification is sought (an “Indemnitor”), prior to the applicable Cutoff Date or other applicable survival date set forth herein, written notice (and in the case of the Sellers, all such notices to or from the Sellers shall be given to or made by Stockholders’ Representative) of such claim describing such claim and the nature and amount of such Loss in reasonable detail, to the extent that the nature and amount thereof are determinable at such time and the basis for such potential liability and indemnification hereunder (a “Claim Notice”) promptly after the Indemnitee receives any written notice of any proceeding against or involving the Indemnitee by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations pursuant to Section 8.2 or Section 8.3, except to the extent Indemnitor is actually prejudiced as a result of such failure or delay. Indemnitor will notify Indemnitee in writing within thirty (30) days of receipt of a Claim Notice if it disputes the amount of, or its liability with respect to, the Claim Notice.

(b)                Control of Defense; Conditions. With respect to the defense of any proceeding against or involving an Indemnitee in which the third party claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option, the Indemnitor may, upon written notice given within thirty (30) days after receipt of the Claim Notice, assume the defense of such claims and appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnitor or, if not of national standing, such other counsel selected by Indemnitor and approved by Indemnitee, in such Indemnitee’s sole discretion; provided that before the Indemnitor assumes control of such defense it must first (i) enter into an agreement with the Indemnitee (in form and substance satisfactory to the Indemnitee) pursuant to which the Indemnitor agrees to be fully responsible (with no reservation of any rights, but subject to the limitations set forth in this Article VIII) for all Losses relating to such proceeding and (ii) provide written assurances to the Indemnitee of its ability to defend such proceeding and satisfy any judgment with respect thereto.

(c)                Control of Defense; Exceptions, etc. The Indemnitee will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnitor will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnitor effectively assumes control of such defense. The Indemnitor will not be entitled to assume control of the defense of any claim if: (i) the Indemnitee reasonably believes that an adverse determination of such proceeding could be materially detrimental to or materially injure the Indemnitee’s reputation or business; (ii) the Indemnitee reasonably believes that a conflict of interest exists which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify or may be waived; (iii) such claim is not solely seeking monetary damages or seeks monetary damages in excess of amounts for which Indemnitors are liable hereunder in respect of such claim; (iv) in the case of Indemnifying Sellers as Indemnitors, such claim involves a customer, reseller, vendor, employee or contractor of the Company or any Company Subsidiary; (v) such claim is with respect to a criminal proceeding; (vi) such claim relates to Taxes; or (vii) the Indemnitor has failed or is failing to diligently prosecute or defend such claim. In such event, Indemnitee shall have the right to prosecute or defend such claim and Indemnitor will be entitled to participate in the defense of such claim and to engage separate counsel of its choice for such purpose at its own expense.

(d)                Settlement of Claims. The Indemnitor must obtain the prior written consent of the Indemnitee (which will not be unreasonably withheld) prior to entering into any settlement of any claim or proceeding or ceasing to defend any claim or proceeding.

(e)                Payments. Any payment that any Indemnifying Seller is obligated to make to any Parent Indemnitee pursuant to this Article VIII shall be made by such Indemnifying Seller by wire transfer of immediately available funds to an account designated by Parent. Any payment that Parent is obligated to make to any Indemnifying Seller pursuant to this Article VIII shall be made in cash by wire transfer of immediately available funds to an account designated by the Payments Administrator for further distribution to the Sellers (as directed by the Stockholders' Representative).

Section 8.5               Limitations on Indemnification.

(a)                Parent Indemnitees shall not be entitled to recover under Section 8.2(a) unless and until the aggregate amount of their Losses exceeds on a cumulative basis $900,000 (the “Deductible”), in which event the Parent Indemnitees shall be entitled to recover all such Losses in accordance with this Article VIII in excess of the Deductible; provided, however, that the Deductible shall not be applicable to any indemnification claim arising from or relating to any breach of a Company Fundamental Representation or based on Fraud.

(b)                The Parent Indemnitees’ sole and exclusive recourse with respect to an indemnification claim under Section 8.2(a) shall be the Indemnity Escrow Amount and the R&W Insurance Policy; provided, however, that the foregoing limitation shall not apply to any claim for breach of any Company Fundamental Representation or based on Fraud.

(c)                With respect to any claim for breach of any Company Fundamental Representation, or any indemnification claim under Sections 8.2(b)-(h), the maximum aggregate liability of the Indemnifying Sellers with respect to such breach or indemnification claim shall not exceed $180,000,000; provided, however, no Indemnifying Seller shall be liable pursuant to this Agreement for more than such Indemnifying Seller’s Pro Rata Percentage of such Loss, not to exceed the amount of the Merger Consideration such Indemnifying Seller actually receives.

(d)                Notwithstanding anything to the contrary contained in this Article VIII:

(i)                 The Parent Indemnitees shall use commercially reasonable best efforts to pursue recovery for Losses under the R&W Insurance Policy; provided, that, in no event shall any Parent Indemnitee be required to contest any denial of coverage issued by R&W Insurer or to otherwise initiate a lawsuit or other proceeding against the R&W Insurer as part of such commercially reasonable efforts.

(ii)               Any indemnification of any Parent Indemnitees under Section 8.2(a) (other than with respect to any claim for breach of any Company Fundamental Representation or based on Fraud) shall be satisfied solely and exclusively by recovery (1) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted and (2) second, under the R&W Insurance Policy (to the extent available), and no further recourse shall be available against the Indemnifying Sellers.

(iii)             Any indemnification of any Parent Indemnitees under Section 8.2(a) with respect to Company Fundamental Representations or under Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g) and Section 8.2(h) shall be satisfied by recovery (1) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted, (2) second, to the extent retention under the R&W Insurance Policy is not fully satisfied, from the Indemnifying Sellers until the remaining retention is satisfied; (3) third, under the R&W Insurance Policy (to the extent available), and (4) fourth, from the Indemnifying Sellers, subject to the limitations set forth in this Section 8.5.

(e)                Nothing in this Section 8.5 shall prevent any Parent Indemnitee from pursuing a claim for indemnification in accordance with this Article VIII against an Indemnifying Seller pursuant to Section 8.5(d)(iii) simultaneously with such Parent Indemnitee’s pursuit of a claim under the R&W Insurance Policy.

Section 8.6               Indemnification Matters. For purposes of Section 8.2(a) or Section 8.3(a), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach, all qualifications in any representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded. For purposes of determining the amount of Losses incurred by any Indemnitee, (a) there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by any Indemnified Party from any third-party insurer (including the R&W Insurer) or from any other third parties in connection with such Losses (net of applicable costs of recovery or collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of Losses thereof); and (b) no Indemnitee be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other incident, may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement.

Section 8.7               Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.8               Contribution and Waiver. From and after the Closing, Sellers shall not seek, or have any right to seek, indemnification, subrogation or contribution from any Parent Indemnitee with respect to any action, suit, proceeding, complaint, claim or demand brought by any Parent Indemnitee pursuant to this Agreement for any amount for which the Seller is otherwise expressly responsible pursuant to this Agreement or any payment for indemnifiable Losses by any Seller hereunder.

Section 8.9               Release of Indemnity Escrow. Subject to the terms of the Escrow Agreement, three (3) Business Days following the General Survival Date, the Stockholders’ Representative and Parent shall jointly instruct the Escrow Agent to disburse the balance of funds then remaining in the Indemnity Escrow less any disputed amount related to claims for Losses timely made by any Parent Indemnitee pursuant to Section 8.2 of this Agreement which are then outstanding and unresolved as follows: (i) the portion of such amount constituting Share Merger Consideration or Cash-Out Share Merger Consideration, as applicable, paid by wire transfer of immediately available funds to the Payments Administrator, and (ii) the portion of such amount constituting Contingent Option Merger Consideration paid by wire transfer of immediately available funds to the Ultimate Surviving Corporation, in each case, for further distribution to the Sellers in accordance with Section 2.6. Such retained portion of the Indemnity Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement.

Section 8.10            Exclusive Remedy. The remedies provided for in this Article VIII will be the sole and exclusive remedies of the parties and their respective stockholders, unitholders, officers, managers, employees, affiliates, agents, representatives, successors and assigns for any breach of any representation or warranty set forth herein or in any certificate delivered by or on behalf of the Company in connection with this Agreement; provided, however, that the foregoing restriction and limitation shall not apply with respect to any of the following: (a) any claims for Fraud against the Person who committed such Fraud, (b) any Person’s rights or obligations with respect to the settlement of disputes pursuant to Section 2.10, (c) any claims a party hereto or any of its Affiliates may have against any third-party, including any claims against the R&W Insurance Policy, (d) commencing an action or proceeding for specific performance or injunction to which a party may be entitled in accordance with Section 11.14 or (e) any claims with respect to breaches of any covenants or agreements of a Seller or the Company set forth in any Ancillary Agreement.

Article IX
CONDITIONS TO CLOSING

Section 9.1               Mutual Conditions. The obligations of Parent and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both Parent and the Company:

(a)                All waiting periods and any extension thereof under the HSR Act and any commitments by the parties not to close before a certain date under a timing agreement entered into with the FTC or DOJ applicable to the Mergers shall have expired or been terminated and, if applicable, all antitrust investigations in the Mergers by the FTC or DOJ have been closed; and in the event the parties receive a letter from the FTC or DOJ that the applicable waiting period has expired but the FTC or DOJ is still investigating the transaction, such antitrust investigation will be deemed closed 30 days after receipt of such letter unless the FTC or DOJ issues a request to the parties seeking information or otherwise indicates that it continues to actively investigate the transaction, in which case, such antitrust investigation will be deemed open until the earlier of (i) the FTC or DOJ indicating that its investigation is closed, (ii) 30 days after the parties have supplied any requested information to the FTC or DOJ if the FTC or DOJ has indicated that it has no further requests or questions for the parties, or (iii) 30 days after the FTC or DOJ has indicated its investigation is still open so long as it has not sought during that time any information from the parties about the Mergers.

(b)                All consents of Governmental Authorities required to be obtained prior to the Closing Date, including the receipt of all clearances, approvals, authorizations, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws shall have been obtained in form and substance reasonably satisfactory to both Parent and the Company.

(c)                There shall not be in force any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award or order on consent or consent agreement made, issued or entered by or with any Governmental Authority enjoining or prohibiting the consummation of the Mergers.

(d)                The R&W Insurance Policy shall be in full force and effect.

Section 9.2               Conditions to the Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)                (i) Each of the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such specified date), and (ii) each of the representations and warranties of the Company set forth in Article IV hereof other than the Company Fundamental Representations, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                Each of the covenants of the Company required to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                Since the date of this Agreement, no event, change, fact, condition, circumstance or occurrence shall have occurred or arisen that has had a Material Adverse Effect.

(d)                The Company and Sellers shall be prepared to deliver or cause to be delivered the items referred to in Section 2.9(b) to the recipients thereof.

Section 9.3               Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                (i) Each of the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such specified date) and (ii) each of the representations and warranties of Parent set forth in Article V hereof other than the Parent Fundamental Representations, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to perform its respective obligations hereunder.

(b)                Each of the covenants of the Parent required to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                The Parent shall be prepared to deliver or cause to be delivered each of the items referred to in Section 2.9(a) to the recipients thereof.

Article X
TERMINATION

Section 10.1            Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                by mutual consent of Parent and the Company;

(b)                by Parent providing written notice to the Company if there has been a breach of representation or warranty or breach of covenant on the part of any Seller such that such breach would cause the applicable closing condition set forth in Section 9.2(a) to not be satisfied (so long as Parent has provided the Company with written notice of such breach and, with respect to any breach that is capable of being cured, the breach has continued without cure for a period of thirty (30) days after the written notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(c)                by the Company providing written notice to Parent if there has been a breach of representation or warranty or breach of covenant on the part of Parent such that such breach would cause the applicable closing condition set forth in Section 9.3(a) to not be satisfied (so long as the Company has provided Parent with written notice of such breach and, with respect to any breach that is capable of being cured, the breach has continued without cure for a period of thirty (30) days after the written notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the Company if the failure of any Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(d)                by either Parent, on the one hand, or the Company, on the other hand, if: (A) there shall be any applicable Law permanently preventing, enjoining, restraining or otherwise prohibiting the consummation of the Mergers, or (B) the Mergers have not been consummated by November 9, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company or to Parent where the failure of any Seller or the failure of Parent, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date; provided further that the Outside Date will automatically extend by thirty (30) days if the conditions set forth in Section 9.1 shall not have been satisfied prior to the Outside Date; or

(e)                by giving written notice of such termination to Parent, in the case of a termination by the Company, or to the Company, in the case of a termination by Parent, if any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to the Company or to Parent where the failure of any Seller or the failure of Parent, as applicable, to fulfill any of its obligations under this Agreement has caused or resulted in such Order, decree, ruling or Action.

Section 10.2            Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) Section 6.3(b), this Section 10.2, and Article XI will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement occurring prior to termination, and the non-breaching party may assert a claim for any Losses resulting from such breach following termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1            Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.2            Amendment. Prior to the Effective Time, subject to applicable Law and Section 11.7, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable Law and Section 11.7, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent, the Ultimate Surviving Corporation and the Stockholders’ Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.2 shall be void.

Section 11.3            Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 11.4            Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 11.5            Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (iii) if delivered by certified mail, registered mail, nationally recognized courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If, prior to the Closing, the Company or the Company Subsidiaries:

Oqton, Inc.

Attention: Benjamin Schrauwen

Sint-Jacobsnieuwstraat 17, 9000 Gent, Belgium

Email: ben.schrauwen@oqton.com

With a copy to (which shall not constitute notice):

Redwood Legal Group, P.C.
600 1st Avenue, 1st Floor
Seattle, Washington 98104
Attention: Jennifer Wang
Email: jennifer@redwood-legal.com

If to Parent, Merger Sub I, Merger Sub II or, after the Closing, the Ultimate Surviving Corporation or the Company Subsidiaries:

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attn: Andrew M. Johnson, Executive Vice President, Chief Legal Officer and Secretary
Email: Andrew.Johnson@3dsystems.com

With a copy to (which shall not constitute notice):

McGuireWoods LLP
800 E. Canal Street
Richmond, Virginia 23219
Attn: Brian L. Hager
Email: bhager@mcguirewoods.com

If to the Stockholders’ Representative, or to the Sellers following the Closing:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attn: Managing Director

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

Section 11.6            Exhibits and Schedules.

(a)                The Schedules have been arranged, for purposes of convenience only, as separate schedules corresponding to the subsections of this Agreement. The representations and warranties contained in Article IV of this Agreement are subject to the exceptions and disclosures set forth in the part of the Schedules corresponding to the particular subsection of Article IV in which such representation and warranty appears and any exception or disclosure explicitly cross referenced in such part of the Schedules by reference to another part of the Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to each other representation, warranty or covenant in this Agreement to the extent the applicability of such disclosure to such other representation, warranty or covenant is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

(b)                The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 11.7            Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 11.8            Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, provided that (a) Parent may assign its rights under this Agreement to any Affiliate of Parent or any purchaser of all or substantially all of the assets or equity interests of Parent and (b) Parent may assign its interests in this Agreement to any lender providing financing to Parent or any Affiliate of Parent for collateral security purposes only; provided further that no assignment pursuant to the foregoing clauses (a) or (b) shall relieve Parent of any obligation or liability hereunder. Any purported assignment without such prior written consents shall be void.

Section 11.9            No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the provisions of Article II (which shall be for the benefit of the holders of Shares, and Vested Options as of the Effective Time to the extent necessary for such holders to receive the consideration due such holders thereunder) and (b) the current and former officers, directors and employees of the Company as set forth in Section 6.5.

Section 11.10        Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission in portable document format (“pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of electronic transmission in pdf to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.11        Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws principles.

Section 11.12        Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Section 11.13        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.14        Specific Performance.

(a)                The parties agree that irreparable damage may occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)                Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties hereto have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.15        Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.16        Interpretation. The parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption of burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in this Agreement.

Section 11.17        Stockholders’ Representative.

(a)                By the adoption of the Mergers, and by receiving the benefits thereof, including any consideration payable hereunder, each of the Sellers shall be deemed to have irrevocably constituted and appointed, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC to be the “Stockholders’ Representative” as of the Closing, and to be his, her or its representative, agent and attorney-in-fact for all purposes in connection with this Agreement and the agreements ancillary hereto, with full power of substitution to act as agent and representative for and on behalf of Sellers with respect to any matter arising under or in connection with this Agreement or the Escrow Agreement or the agreements ancillary hereto or thereto. The appointment of the Stockholders’ Representative as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to act as agent and to represent such Seller with regard to this Agreement or the Escrow Agreement. The appointment of the Stockholders’ Representative as attorney-in-fact pursuant thereto is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, each of the Sellers has authorized the Stockholders’ Representative to act on its behalf in connection with (i) executing and delivering, on behalf of Sellers, any and all documents or certificates to be executed by Sellers in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, and (ii) the Escrow Agreement upon the terms and conditions set forth therein. In connection with the foregoing, the Stockholders’ Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Stockholders’ Representative deems to be necessary or appropriate.

(b)                Shareholder Representative Services LLC hereby (i) confirms its acceptance and appointment as the Stockholders’ Representative and authorization to act as attorney-in-fact and agent on behalf of each Seller in accordance with the terms of this Agreement and the Escrow Agreement, and (ii) agrees to perform its obligations hereunder and thereunder and otherwise comply with this Agreement and the Escrow Agreement.

(c)                Parent and any other person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Stockholders’ Representative in all matters referred to herein. Parent is entitled to deal exclusively with the Stockholders’ Representative on all matters arising under or in connection with this Agreement or the Escrow Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Stockholders’ Representative with respect to all such matters, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller. Any notice or communication delivered by Parent to the Stockholders’ Representative shall be deemed to have been delivered to all Sellers. Parent shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with any matter arising under or in connection with this Agreement or the Escrow Agreement, unless the same is made, given or executed by the Stockholders’ Representative. Provided that Parent, Merger Sub I, Merger Sub II and the Ultimate Surviving Corporation make the payments to the Payments Administrator pursuant to Section 2.6(a), as adjusted pursuant to Section 2.10, Parent, Merger Sub I, Merger Sub II and the Ultimate Surviving Corporation shall have no liability to any Seller for the payment of any amounts due to be paid to such Seller pursuant to this Agreement or any Ancillary Agreement.

(d)                The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Stockholders’ Representative Reserve Account and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(e)                The Stockholders’ Representative Reserve Account will be used for any expenses incurred by the Stockholders’ Representative. The Sellers will not receive any interest or earnings on the Stockholders’ Representative Reserve Account and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Stockholders’ Representative Reserve Account to the Payments Administrator for further distribution to the Sellers. For tax purposes, the Stockholders’ Representative Reserve Account will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:
OQTON, INC.

By:	/s/ Benjamin Schrauwen
Name: Benjamin Schrauwen
Title: CEO

STOCKHOLDERS’ REPRESENTATIVE
SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

PARENT:
3D SYSTEMS CORPORATION

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer and Secretary

MERGER SUB I:
3DS MERGER SUB 1, INC.

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director

MERGER SUB II:
3DS MERGER SUB 2, INC.

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director

[Signature Page to Agreement and Plan of Merger]